Certain information in this exhibit has been deleted and filed separately pursuant to Rule 24b-2.

                                                                     EXHIBIT 2.1


                            DEXTER COATINGS BUSINESS
                           PURCHASE AND SALE AGREEMENT



         Agreement dated August 21, 1998, by and between Dexter Corporation, a Connecticut corporation ("Dexter") and The Valspar Corporation, a Delaware corporation ("Buyer").

                                   WITNESSETH:

         WHEREAS, Dexter and certain of its subsidiaries are engaged in the Coatings Business (as hereinafter defined), which business is conducted in more than 13 countries, including Austria, Brazil, France, Japan, Mexico, Singapore, Spain, South Africa, Switzerland, Thailand, Venezuela, the United Kingdom and the United States;

         WHEREAS, Dexter desires to sell the Coatings Business to Buyer, and Buyer desires to purchase the Coatings Business from Dexter, by means of the transfer from Dexter and its subsidiaries to Buyer and its subsidiaries of certain stock of the Dexter Coatings Companies (as hereinafter defined) and certain of the assets and liabilities of the Coatings Business;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Dexter and Buyer, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, including the Schedules and Exhibits hereto, the defined terms set forth in this Article and in Exhibit A shall have the meanings set forth in this Article or in such Exhibit. All Article and Section numbers, and Schedule and Exhibit references, used in this Agreement refer to Articles and Sections of this Agreement, and Schedules and Exhibits attached hereto or delivered simultaneously herewith, unless otherwise specifically described.

         "Acquired Assets" means all assets, properties and rights of the Selling Companies that are used primarily in the Coatings Business, other than the Excluded Assets. The Acquired Assets include, but are not limited to, all right, title and interest of the Selling Companies (other than with respect to Excluded Assets) in the following:

                  (i) the Properties;

                  (ii) the production facilities, buildings and improvements, machinery, equipment, furniture, fixtures, office equipment, spare parts and supplies, and other tangible personal property located on the Properties or used primarily in the Coatings Business;

                  (iii) inventories of raw materials, intermediates and work-in-process used in the manufacture of the products of the Coatings Business as well as finished products of the Coatings Business, wherever located;

                  (iv) all Intellectual Property that is Primary Intellectual Property, including without limitation that Intellectual Property owned by the Selling Companies and identified in the Schedule to Section 5.13;

                  (v) amounts receivable from Persons that are not members of the Dexter Group with respect to the sale of products or services of the Coatings Business;

                  (vi) rights under Contracts (including but not limited to leases of real property and unfilled customer orders) whether relating to periods before or after the Closing Date that relate primarily to the operation of the Coatings Business;

                  (vii) all of the shares in the capital or shares of the capital stock, as the case may be, of each of the Dexter Coatings Stock Companies (other than Dexter SAS);

                  (viii) those shares in the capital or shares of the capital stock, as the case may be, of the Dexter Coatings Joint Venture Companies and Dexter SAS that are owned by Dexter or another Selling Company; and

                  (ix) files, customer lists, accounting records, personnel records, marketing materials and general intangibles that relate primarily to the Coatings Business.

         "Acquired Companies" means the Dexter Coatings Stock Companies and the Dexter Coatings Joint Venture Companies (other than Midland - Dexter de Venezuela S.A.

         "Acquired Companies Intellectual Property" means Intellectual Property owned or controlled by the Acquired Companies and by Midland - Dexter de Venezuela S.A. that is used in the Coatings Business.

         "Acquired Companies' Intercompany Payables" has the meaning given such term in Section 3.06.

         "Acquired Companies' Intercompany Receivables" has the meaning given such term in Section 3.06.

         "Acquired Liabilities" means all of the following liabilities and obligations incurred by the Selling Companies primarily in connection with the Coatings Business:

                  (i) all liabilities to Persons other than Dexter and other members of the Dexter Group that relate to the operation of the Coatings Business and are properly reflected in the Closing Balance Sheet;

                  (ii) all obligations of the Selling Companies arising under Contracts relating primarily to the Coatings Business, but only to the extent that those obligations relate to the period after the Closing Date;

                  (iii) the severance obligations set forth in Section12.02; and

                  (iv) all liabilities and obligations of the Selling Companies described in Schedule 5.12 to this Agreement.

         "Allocation" and "Specific Allocation" have the respective meanings given such terms in Section 2.03.

         "Ancillary Agreements" means the agreements described in Section 3.04. "Ancillary Agreement" means one of the Ancillary Agreements.

         "Annual Financial Statements" has the meaning given such term in
Section 5.03(a).

         "Base Amount" has the meaning given such term in Section 2.02.

         "Business Day" means a day that is not a Saturday or Sunday, nor a day on which banks are generally closed in New York City.

         "Buyer" means The Valspar Corporation, a Delaware corporation.

         "Buyers' Claim" has the meaning given such term in Section 14.04(a).

         "Buyer Group" means, collectively, Buyer and its Subsidiaries.

         "Buying Companies" means collectively, Buyer and each of the Subsidiaries of Buyer to which Buyer transfers the right to purchase any portion of the Acquired Assets pursuant to Section 19.05. "Buying Company" means any one of the Buying Companies.

         "Claimant" has the meaning given such term in Section 14.05(a).

         "Closing" means the actions to be taken by the Buying Companies and the Selling Companies and their affiliates described in Sections 3.03 through 3.07.

         "Closing Assumption Agreements" means the assumption agreements to be executed and delivered by the Buying Companies at the Closing as provided for in
Section 3.03(d).

         "Closing Balance Sheet" has the meaning given such term in Section
4.04.

         "Closing Conveyance Documents" means the deeds, bills of sale, stock certificates, assignments, and other instruments of conveyance to be executed and delivered by the Selling Companies at the Closing as provided for in Section 3.03(a).

         "Closing Net Asset Value," "Closing Net Worth Value" and "Closing Amount" have the respective meanings given such terms in Section 4.02.

         "Closing Date" means the date on which the Closing occurs.

         "Closing Statement" has the meaning given such terms in Section 4.04.

         "Coatings Assets" means the Acquired Assets and the assets of the Dexter Coatings Stock Companies and the Dexter Joint Venture Companies.

         "Coatings Business" means (i) the business conducted by the Dexter Coatings Companies of developing, manufacturing, marketing and selling coatings and related materials for beer and beverage cans, food cans, closures, tubes, aerosol cans and other packaging applications, and (ii) the business conducted by Dexter SAS, a Subsidiary of Dexter, of developing, manufacturing, marketing and selling wood coatings, graphic arts coatings, coil coatings and general industrial coatings. The Coatings Business specifically excludes, without limitation, (A) the business conducted by the Coating Systems business of Dexter of developing, marketing and selling aerospace coatings, automotive coatings and specialty coatings and (B) the business conducted by the Electronic Materials business of Dexter of developing, marketing and selling coatings for electronic packaging applications.

         "Coatings Business Executives" means the persons listed as such in Exhibit B.

         "Coatings Field" means the field of developing, manufacturing, marketing and selling coatings and related materials for beer and beverage cans, food cans, closures, tubes, aerosol cans and other related packaging applications.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competitive Business" has the meaning given such term in Section
16.05.

         "Confidentiality Agreement" means that certain confidentiality agreement dated July 10, 1998 between Dexter and Buyer.

         "Continued Employees" has the meaning given such term in Section 12.01. "Continued Employee" means one of the Continued Employees.

         "Contract" has the meaning given such term in Section 5.10.

         "Damages" has the meaning given such term in Section 14.01(a).

         "Deferred Closing" has the meaning given such term in Section 16.01(a).

         "Dexter" means Dexter Corporation, a Connecticut corporation.

         "Dexter Coatings Companies" means, collectively, all of the Selling Companies, the Dexter Coatings Stock Companies and the Dexter Coatings Joint Venture Companies. "Dexter Coatings Company" means one of the Dexter Coatings Companies.

         "Dexter Coatings Joint Venture Companies" means each of the corporations identified as such on Exhibit A. "Dexter Coatings Joint Venture Company" means any one of the Dexter Coatings Joint Venture Companies.

         "Dexter Coatings Stock Companies" means each of the Subsidiaries of Dexter identified as such on Exhibit A. "Dexter Coatings Stock Company" means any one of the Dexter Coatings Stock Companies.

         "Dexter Executives" means the persons listed as such in Exhibit B.

         "Dexter Group" means, collectively, Dexter and Dexter's Subsidiaries.

         "Direct Claims" has the meaning given such term in Section 14.01(b).

         "DOJ" means the United States Department of Justice.

         "Environmental Law" means (a) any law, regulation, rule, ordinance, bylaw, decree or order of any Governmental Authority, which relates to or otherwise imposes liability, obligations, or standards with respect to pollution, contamination or protection of human health, safety or the environment and (b) any permits, licenses and judgments issued or promulgated under any such law, regulation, rule, ordinance, bylaw, decree or order.

         "ERISA" has the meaning given such term in Section 12.04(a).

         "Excluded Assets" means all of the following of the Selling Companies:

                  (i) cash, cash items, interests in bank accounts and other deposits with third parties, other than petty cash;

                  (ii) claims for refunds of taxes and governmental charges of whatever nature;

                  (iii) amounts receivable from Dexter or any other member of the Dexter Group;

                  (iv) claims with respect to insurance coverage obtained from, or in conjunction with, Dexter or any other member of the Dexter Group, and prepayments and refunds of amounts previously paid on account of such insurance, except as expressly provided in Section 16.06;

                  (v) employee benefit plans and funds maintained by, or in conjunction with, Dexter or any other member of the Dexter Group, and prepayments and refunds of amounts previously paid on account of such employee benefit plans and funds (other than as provided in Section 12.04);

                  (vi) any contract or agreement as to which consent to assignment is required but has not been obtained;

                  (vii) corporate books and records, including minute books, tax returns and tax supporting information;

                  (viii) records relating to any of the Excluded Liabilities;

                  (ix) all Intellectual Property that is Secondary Intellectual Property;

                  (x) those assets maintained at Dexter's facility in Waukegan, Illinois and identified on Exhibit C;

                  (xi) the claim against Zeon Chemicals, Inc. identified on Schedule to Section 5.07 to this Agreement;

                  (xii) any accounts receivable owing by Nacanco Services (Europe) Limited to one of the Coatings Companies to the extent that any such accounts receivable have not been paid due to the product liability claims described on the Schedule to Section 5.07 to this Agreement; and

                  (xiii) the claim against Stucor identified on Schedule to
         Section 5.07 to this Agreement, the rights to which will be assigned by Vernicolor AG to Dexter prior to the Closing.

         "Excluded Liabilities" means all liabilities and obligations of the Selling Companies, whether accrued or unaccrued, absolute or contingent, known or unknown, which are not expressly included in the definition of Acquired Liabilities.

         "Exhibits" means the exhibits to this Agreement.

         "Financial Exchange Rate" has the meaning specified in Section 2.04.

         "Financial Statements" has the meaning specified in Section 5.03(a).

         "FTC" means the United States Federal Trade Commission.

         "GAAP" has the meaning specified in Section 5.03(a).

         "Governmental Authorities" means all entities exercising executive, legislative, judicial, regulatory or administrative functions of government, whether the scope of such functions are transnational, national, or limited to certain states, provinces, municipalities or other political subdivisions, including but not limited to agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof in which the Coatings Business is being conducted by the Dexter Coatings Companies. "Governmental Authority" means one of the Governmental Authorities.

         "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any applicable law, statute, code, ordinance, regulation, rule or other requirement relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant, petroleum or petroleum product, or contaminant that subjects any of the Dexter Coatings Companies or their successors to any imposition of costs or liabilities under any Environmental Law.

         "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Insurance" has the meaning given such term in Section 16.06.

         "Intellectual Property" means rights in the following: patents, patent applications and invention disclosures; trademarks and service marks, whether registered, the subject of any pending registration or existing under common law; copyrightable subject matter; registered design and similar design protection; trade secrets (including ideas, research and development, know-how, formulas, laboratory notebooks, data, designs, drawings, specifications); mask works; software; and similar intangible property rights in any jurisdiction where the Coatings Business is conducted.

         "Intercompany Accounts" means all amounts, regardless of their nature, that are (a) owed by any of the Acquired Companies to any other member of the Dexter Group, other than another of the Acquired Companies, or (b) owed by any member of the Dexter Group, other than one of the Acquired Companies, to any of the Acquired Companies.

         "Japanese JV Shares," "Japanese JV Partner" and "Japanese ROFO" have the respective meanings given such terms in Section 9.03(a).

         "Knowledge of Dexter" means the actual knowledge of the Dexter Executives or the Coatings Business Executives on the date of this Agreement or on the date of the Closing, as applicable, after reasonable inquiry.

         "Latest Financial Statements" has the meaning given such term in
Section 5.03(a).

         "Leased Real Property" means those parcels of leased real property used in the Coatings Business as identified by location on Schedule 5.06.

         "Liens" has the meaning specified in Section 5.04.

         "Litigation Expenses" has the meaning specified in Section 14.01(c).

         "Local Purchase Prices" means each of the purchase prices described in
Section 2.03.

         "Multiemployer Plan" has the meaning given such term in Section
12.04(a).

         "Net Worth" means, (i) with respect to each Dexter Coatings Stock Company, its net worth as of a specified date, and (ii) with respect to each Dexter Coatings Joint Venture Company, its net worth as of a specified date times the percentage of its capital stock owned collectively by members of the Dexter Group as of such date.

         "Neutral Accountant" has the meaning given such term in Section
4.06(b).

         "Non-Compete Payment" has the meaning given such term in Section 16.05(c).

         "Owned Real Property" means those parcels of owned real property used in the Coatings Business as identified by legal title holder and location on
Schedule 5.06.

         "Permitted Liens" has the meaning specified in Section 5.04.

         "Person" means any individual, partnership, firm, trust, association, corporation, limited liability company, joint venture, unincorporated organization, other business entity or Governmental Authority.

         "PBGC" has the meaning given such term in Section 12.04(c).

         "Primary Intellectual Property" means Intellectual Property owned or controlled by the Selling Companies and primarily used in the Coatings Business.

         "Properties" means the Owned Real Property and the Leased Real
Property.

         "Protected Period" has the meaning given such term in Section 12.04(b).

         "Remedial Activities" means all actions, including, without limitation, making any capital expenditures, required to: (A) clean up, remove, treat, or in any way address any Hazardous Materials released prior to the Closing, (B) prevent the release or threat of release, or minimize the continuing release, of any Hazardous Materials released prior to the Closing Date, or (C) perform pre-remedial site investigations or post-remedial monitoring and care of any Hazardous Materials released prior to the Closing.

         "ROFO Rights" means the pre-emptive rights of the joint venture partners of Dexter described in Sections 9.03(a), (b) and (c) and therein defined as the "Japanese ROFO," the "South Africa ROFO" and the "Venezuela ROFO," respectively.

         "Scheduled Closing Date" has the meaning given such term in Section
3.01.

         "Schedules" means disclosure schedules of Dexter referenced in Article 5 and Article 9.

         "Secondary Intellectual Property" means (i) the cationic ultra-violet technology jointly developed by the Coatings Business and a separate business unit of Dexter, which technology is not in commercial production as of the date of this Agreement; and (ii) the resin technology developed, in whole or in part, by certain employees of the Coatings Business located in Waukegan, Illinois that is used for electronics applications.

         "Selling Companies" means Dexter and each of the Subsidiaries of Dexter identified as such on Exhibit A. "Selling Company" means any one of the Selling Companies.

         "Shares" has the meaning given such term in Section 5.05.

         "South Africa JV Shares," "South Africa JV Partner," "South Africa JV Price" and "South Africa ROFO" have the respective meanings given such terms in
Section 9.03(c).

         "Subsidiaries" means entities in which either Dexter or Buyer, respectively, own directly or indirectly 50% or more of the voting power or other similar interests. "Subsidiary" means one of the Subsidiaries.

         "Taxes" means all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, windfall profits, environmental, customs, deposits, stamp, workers' compensation, severance, environmental, transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not.

         "Tournus Operations" means the portion of the Coatings Business conducted in Tournus, France.

         "Total Purchase Price" has the meaning given such term in Section 2.02.

         "Third Party Claims" has the meaning given such term in Section
14.01(d).

         "Transaction Documents" means this Agreement, the Ancillary Agreements, the Closing Assumption Agreements and the Closing Conveyance Documents. "Transaction Document" means one of the Transaction Documents.

         "Valuation Time" means the close of business on the Closing Date.

         "Venezuela JV Shares," "Venezuela JV Partner" and "Venezuela ROFO" have the respective meanings given such terms in Section 9.03(b).

         "Year 2000 Compliant" has the meaning given such term in Section 5.20.

         "Year 2000 Plan" has the meaning given such term in Section 5.20.

         "Year 2000 Action Plan" has the meaning given such term in Section
5.20.


                                    ARTICLE 2
                        SALE OF COATINGS BUSINESS, PRICE

         2.01 Sale of Business; Grant of License. On the terms and subject to the conditions of this Agreement, at the Closing Dexter shall sell, and shall cause the other Selling Companies to sell, and Buyer shall purchase, and shall cause the other Buying Companies to purchase, the Coatings Business. The Selling Companies shall convey the Acquired Assets to the Buying Companies and in exchange therefor, the Buying Companies shall assume the Acquired Liabilities and shall pay the Local Purchase Prices (which in the aggregate shall equal the Total Purchase Price) to the Selling Companies. Dexter hereby grants, and shall cause the other Selling Companies to grant, to Buyer and the other members of the Buyer Group an exclusive, worldwide, irrevocable, perpetual, paid-up license, with a right of sublicense, to use the Secondary Intellectual Property in the Coatings Field.

         2.02 Total Purchase Price. "Total Purchase Price" means:

                  (a) US $ 212,000,000

                      plus any increase, or less any decrease, in:

                  (b) the amount of the Closing Amount from the Base Amount.

The "Base Amount" means $_________. The Total Purchase Price shall be allocated among the Local Purchase Prices as provided in Section 2.03.

         2.03 Local Purchase Prices. The "Local Purchase Price" for each country in which a portion of the Coatings Business is to be conveyed from one of the Selling Companies to one of the Buying Companies shall mean the portion of the Total Purchase Price allocated to the conveyance in such country (which allocation shall be made in accordance with the agreed upon fair market values of the portion of the Acquired Assets and the Coatings Business located in each country), provided that the aggregate of the Local Purchase Prices shall equal the Total Purchase Price. Dexter and Buyer have agreed to the Local Purchase Price for each such country as set forth in Exhibit D (the "Allocation"). Prior to the Closing Date, Dexter and Buyer shall, in good faith, negotiate a specific allocation, in accordance with the Allocation, that complies with the requirements of Section 1060 of the Code and any other applicable provision of state, local or foreign tax law (the "Specific Allocation"). Each of the Dexter Group and the Buyer Group shall, except for allocations relating to expenses incurred in the transactions contemplated herein which are included in the purchase price for Buyer, be bound by the Allocation and the Specific Allocation for all tax purposes including the preparation and filing of tax returns. In the event that the Allocation or the Specific Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the resolution of such dispute. Buyer and Dexter each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, using consistent allocations (except for allocations relating to expenses incurred in the transactions contemplated herein which are included in the purchase price for Buyer) in accordance with the Specific Allocation. Buyer and Dexter each agrees to provide the other promptly with any other information required to complete Form 8594. Buyer and Dexter may make material modifications to the Allocation and the Specific Allocation only by mutual consent. If there is an adjustment to the Total Purchase Price pursuant to this Agreement, Buyer and Dexter shall modify the Allocation and the Specific Allocation so that the adjustment is allocated to the Closing Amount in the country where it relates or as Buyer and Dexter otherwise mutually agree.

         2.04 Exchange Rates. Wherever the terms of this Agreement require that, for purposes of determining the amount of any payment or the value of any asset or liability, an amount expressed in a currency other than U.S. dollars be translated as of a specified date into U.S. dollars, or that an amount expressed in U.S. dollars be translated as of a specified date into the currency of another country, such amount shall be translated using the daily rate published by the Federal Reserve Bank of New York at 12:00 noon (the "Financial Exchange Rate"). Translation of financial statements will be determined in accordance with U.S. generally accepted accounting principles. Each Local Purchase Price shall be expressed in U.S. dollars using the Financial Exchange Rate for the applicable local currency for the Valuation Time, except that Local Purchase Price for the Acquired Assets, net of Acquired Liabilities, in the U.S. shall be adjusted as necessary so that the aggregate of all Local Purchase Prices shall equal the Total Purchase Price.


                                    ARTICLE 3
                                     CLOSING

         3.01 Scheduled Closing Date. The "Scheduled Closing Date" shall be the later to occur of (i) the fifth Business Day after the fulfillment or waiver of all conditions set forth in Articles 10 and 11 or (ii) such other day as Dexter and Buyer may agree.

         3.02 Time and Place of Closing, Simultaneity. The Closing shall take place on the Scheduled Closing Date, subject to the fulfillment or waiver of all conditions set forth in Articles 10 and 11, at 10:00 a.m. U.S. Eastern Time at the offices of Dexter, located at One Elm Street, Windsor Locks, Connecticut 06096-2334, U.S.A. and at such other time and place as may be applicable under the laws of any other country or as Dexter and Buyer mutually agree. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete.

         3.03 Conveyances at the Closing; Payments. Subject to the provisions of Sections 9.04 and 16.01, at the Closing:

                  (a)                  Dexter shall, and shall cause the other
                           Selling Companies to, execute, acknowledge and deliver to the Buying Companies special warranty deeds, notarial deeds, bills of sale, stock certificates, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment in order to effectively transfer to the Buying Companies all right, title and interest of the Selling Companies in the Acquired Assets;

                  (b)                  Buyer shall, and shall cause the other
                           Buying Companies to, pay the Selling Companies, on account of the Total Purchase Price, an aggregate amount equal to US $212,000,000, plus or minus the best joint estimate by Dexter and Buyer of the price adjustment under Section 4.07, except that if the parties have not reached agreement with respect to such estimate, then for the sole purpose of computing the payment under this Section, there shall be deemed to be no adjustment;

                  (c) Buyer shall, or shall cause another Buying Company to, pay to Dexter the Non-Compete Payment.

                  (d) Buyer shall, and Buyer shall cause the other Buying Companies to execute, acknowledge and deliver to the Selling Companies assumption agreements ("Closing Assumption Agreements") in order to effectively assume the Acquired Liabilities.

Each document of transfer or assumption referred to in this Article that is not attached as an Exhibit hereto shall be in customary form for the country to which it pertains, shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants or agreements other than those specifically contemplated by this Agreement.

Buyer shall, and shall cause the other Buying Companies to, and Dexter shall, and shall cause the other Selling Companies to, also execute and deliver such other agreements, instruments and documents to effect, confirm or evidence the transactions contemplated by this Agreement as any other party hereto shall reasonably request. Buyer may request that, in lieu of instruments of conveyance, a Selling Company convey specified assets by delivering possession thereof, where they are then located, to the appropriate Buying Company.

         3.04 Ancillary Agreements. At the Closing, each of the following agreements shall be executed and delivered by the parties thereto or, if executed and delivered simultaneously with this Agreement, shall become effective:

         (a) a lease agreement between Dexter and Buyer in accordance with the term sheet attached hereto as Exhibit E pertaining to the use of office and laboratory space at East Water Street, Waukegan, Illinois 60085-5652, by the Coatings Business after the Closing Date;

         (b) a manufacturing agreement between Dexter and Buyer in accordance with the term sheet attached hereto as Exhibit F pursuant to which Dexter would manufacture certain coatings products and resins for Buyer at its Waukegan facility; and

         (c) leasing arrangements for shared administrative and sales offices in locations indicated on Exhibit G, the principal terms of which are also set forth on Exhibit G.

         3.05 Method of Closing Payments. All payments at the Closing by the Buying Companies to the Selling Companies shall be made by means of wire transfers to such bank accounts as Dexter shall designate in writing prior to the Closing.

         3.06 Payment of Intercompany Accounts. All Intercompany Accounts will be deemed fully paid and discharged as of the Valuation Time through the adjustment to the Closing Amount provided for in this Section, which, as between Dexter and Buyer, shall constitute a final settlement of all such Intercompany Accounts. Dexter and Buyer shall each be responsible for settling such Intercompany Accounts with their respective Subsidiaries. For purposes of determining the Closing Amount as defined in Section 4.02(c), the amount of the Intercompany Accounts owed to the Acquired Companies immediately prior to the Valuation Time (the "Acquired Companies' Intercompany Receivables") shall be offset against the amount of all Intercompany Accounts owed by the Acquired Companies immediately prior to the Valuation Time (the "Acquired Companies' Intercompany Payables"), and the difference shall be reflected in the Closing Amount as follows:

                  (a) The Closing Amount shall be reduced by the amount, if any, by which the Acquired Companies' Intercompany Receivables immediately prior to the Valuation Time exceeded the Acquired Companies' Intercompany Payables; or

                  (b) The Closing Amount shall be increased by the amount, if any, by which the Acquired Companies' Intercompany Payables immediately prior to the Valuation Time exceeded the Acquired Companies' Intercompany Receivables.

         3.07 Certain Prorations. All ad valorem and property taxes, and any similar assessments based upon or measured by the Selling Companies' ownership or leasehold interest in the Properties shall be prorated between Dexter and Buyer as of the Valuation Time based upon such taxes assessed for the tax period in question or, if there is insufficient information for such tax period, based upon taxes assessed against the Selling Companies for the immediately preceding tax period just ended. All such taxes will be prorated on the basis of a 365-day year. To the extent practicable, all such prorations and payments shall be made at the Closing, with the balance to be made not later than 45 days after the delivery of the Closing Statement.

         3.08 Further Assurances of Dexter. At any time and from time to time after the Closing, at the request and expense of Buyer or any of the other Buying Companies, Dexter shall, and shall cause the other members of the Dexter Group to, execute and deliver, or cause to be executed and delivered, all such deeds, assignments, and other documents, and take or cause to be taken all such other actions, as Buyer or any of the other Buying Companies reasonably deem necessary or desirable in order to put the Buying Companies in actual possession or operating control of the Acquired Assets or to more fully and effectively vest in the Buying Companies, or to confirm their title to and possession of, the Acquired Assets.

         3.09 Further Assurances of Buyer. At any time and from time to time after the Closing, at the request and expense of Dexter or any of the other Selling Companies, Buyer shall, and shall cause the other members of the Buyer Group to, execute and deliver, or cause to be executed and delivered, all such documents, and take or cause to be taken all such other actions, as Dexter or any of the other Selling Companies reasonably deem necessary or desirable in order to more fully and effectively divest Dexter or any of the other Selling Companies of responsibility for the Acquired Liabilities and incidents of ownership of the Acquired Assets.


                                    ARTICLE 4
                    PURCHASE PRICES, POST-CLOSING ADJUSTMENTS

         4.01 Closing of Books. Buyer shall, and shall cause the other Buying Companies to, and Dexter shall, and shall cause the other Dexter Coatings Companies to, cooperate to close the accounting records of each of the Dexter Coatings Companies pertaining to the Coatings Business, as of the Valuation Time, all on a going concern basis. On, or immediately prior to, the Closing Date, Dexter shall take (and Buyer and its accountants shall be allowed to observe) a physical count of the raw materials, work-in process and finished goods inventories of the Coatings Business at the locations identified on the Schedule to this Section in order to determine the quantity of such inventories. Such inventory count shall be taken in accordance with the inventory-taking practices and procedures used by the Dexter Coatings Companies in their most recent physical inventory count for the Coatings Business.

         4.02  Definitions.

         (a) "Closing Net Asset Value" means, with respect to each Selling Company, the aggregate amount of all (a) trade and other accounts receivable, net of allowances, (b) inventories, net of reserves, (c) other current and long term assets, and (d) property and equipment, net of accumulated depreciation, that are included in the Acquired Assets as of the Valuation Time, less the aggregate amount of all accounts payable and other current and non-current liabilities that are included in the Acquired Liabilities as of the Valuation Time, as computed in accordance with Section 4.03.

         (b) "Closing Net Worth" means the Net Worth of each of the Dexter Coatings Stock Companies and each of the Dexter Coatings Joint Venture Companies as of the Valuation Time, as computed in accordance with
Section 4.03.

         (c) "Closing Amount" means the sum of (i) the Closing Net Asset Value of each of the Selling Companies, plus (ii) the Closing Net Worth of each of the Dexter Coatings Stock Companies and each of the Dexter Joint Venture Companies.

         4.03 Computations. The Closing Amount shall be determined in U.S. dollars on a going concern basis, in accordance with U.S. generally accepted accounting principles applied on a consistent basis with those used in the determination of the Base Amount, except as otherwise specified in the Schedule to this Section. In addition, the Closing Amount shall be determined using the same account classifications, closing procedures and levels of materiality as those used in the preparation of the Financial Statements, including, without limitation, those policies as to inventory valuation specified in the Schedule to this Section.

         4.04 Closing Statement. Within 90 calendar days after the Closing, Dexter shall deliver to Buyer a statement (the "Closing Statement") setting forth

Dexter's determination of the Closing Amount, together with a report of PricewaterhouseCoopers LLP stating whether or not the Closing Amount shown on the Closing Statement has been determined in accordance with the terms of this Agreement. The Closing Statement shall contain an unaudited consolidated balance sheet of the Coatings Business as of the Closing Date (the "Closing Balance Sheet"). Upon and after delivery to Buyer of the Closing Statement, Buyer's independent accountants shall, upon request, be given access to of PricewaterhouseCoopers LLP's working papers to facilitate Buyer's review of the Closing Statement.

         4.05 Acceptance. If Buyer does not object to the Closing Amount shown on the Closing Statement delivered by Dexter, by written notice of objection delivered to Dexter within 60 calendar days after Buyer's receipt of such statement, describing in reasonable detail each of its proposed adjustments to Dexter's determination thereof, then the Closing Amount shown on the Closing Statement shall be final and binding on all parties to this Agreement.

         4.06  Non-Acceptance, Resolution of Disputes.

                  (a) If Buyer does object to the Closing Amount shown on the Closing Statement, then Buyer and Dexter shall promptly endeavor to agree upon the proper amount of the items in dispute. If a written agreement determining all disputed items has not been reached within 30 calendar days after the date of receipt by Dexter from Buyer of Buyer's notice of objection thereto, then either Dexter or Buyer may, by notice to the other, submit for determination by arbitration in accordance with this Section the question of what adjustments, if any, must be made to each unresolved disputed item in order for the Closing Amount to be determined in accordance with the provisions of this Agreement.

                  (b) Any such determination by arbitration shall be made by an accounting firm to be agreed upon, other than PricewaterhouseCoopers LLP or Ernst & Young LLP (the "Neutral Accountant") and shall be final and binding on Buyer and Dexter.

                  (c) The fees and expenses of the Neutral Accountant for any determination under this Article shall be shared equally by Dexter and Buyer.

                  (d) Nothing herein shall be construed to authorize or permit the Neutral Accountant to (i) determine any question or matter whatever under or in connection with this Agreement or any Transaction Document except the determination of what adjustments, if any, must be made to one or more of the disputed items reflected in the Closing Amount as shown on the Closing Statement delivered by Dexter in order for the Closing Amount to be determined in accordance with the provisions of this Agreement, or (ii) determine a Closing Amount that is outside of the range defined by the Closing Amount as finally proposed by Dexter and Buyer, respectively. Nothing herein shall be construed to require the Neutral Accountant to follow any rules or procedures of any arbitration association.

         4.07 Payment of Adjustments. Promptly after the Closing Amount has been finally determined, Dexter shall deliver to Buyer a statement of the Total Purchase Price and of the Local Purchase Prices (the aggregate of which shall equal the Total Purchase Price) determined using the final Closing Amount and in conformity with the terms of this Agreement. All adjustments to the Local Purchase Prices shall be settled simultaneously based on such statement not later than 15 calendar days after delivery thereof. The adjustments to the Local Purchase Price in respect of each Acquired Company shall include that portion of the adjustment provided for in Section 3.06 in compensation for the global settlement of the Intercompany Accounts that shall be attributable to that Acquired Company. If any Local Purchase Price exceeds the amount paid at the Closing with respect thereto, then the appropriate Buying Company shall pay, or shall cause Buyer to pay as its agent, the amount of the excess to the appropriate Selling Company or to Dexter as its agent; if any Local Purchase Price is less than the amount paid at the Closing with respect thereof, then the appropriate Selling Company shall, or shall cause Dexter as its agent to, refund the amount of the overpayment to the appropriate Buying Company or to Buyer as its agent. To the extent practicable, any amounts due from the Dexter Group shall be set off against any amount due from the Buyer Group. If the net amount of the adjusting payment or payments exceeds $100,000, interest shall be paid at this time on the entire amount of the net adjusting payment or payments, from the Closing Date to the date of payment, at the "prime rate" as in effect on the Closing Date as quoted by J.P. Morgan & Company Incorporated.


                                    ARTICLE 5
                            DEXTER'S REPRESENTATIONS

         Dexter represents and warrants to Buyer and the other Buying Companies as follows:

         5.01  Dexter Group Corporate Status and Authority.

                  (a) Each member of the Dexter Group that is a party to the Transaction Documents is a corporation duly organized and validly existing under the laws of its jurisdiction of organization as set forth in Exhibit A. Each such member of the Dexter Group has full legal power to enter into each Transaction Document to which it is or will be a party, and to perform its obligations under such Transaction Document, including, without limitation, the corporate power and authority to sell, transfer and convey the shares and other Acquired Assets and to execute, deliver and perform the Ancillary Agreements as provided in this Agreement.

                  (b) The execution and delivery by each member of the Dexter Group of each Transaction Document to which it is or will be a party, and its performance of its obligations under such Transaction Document, have been duly authorized by all required corporate action of such member. Each such member of the Dexter Group has duly and validly executed and delivered each Transaction Document to which it is a party that is being executed and delivered simultaneously with this Agreement, and each such Transaction Document is legally binding on such member and enforceable against such member in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or one at law). Each Transaction Document to be executed by any member of the Dexter Group at the Closing, when executed and delivered, will be duly and validly executed and delivered by, and will be legally binding on, such member and enforceable against such member in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or one at law).

                  (c) Except as set forth on the Schedule to this Section, each of the Dexter Coatings Companies, where applicable, in good standing under the laws of its jurisdiction of its organization and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties used in the Coatings Business and to carry on the Coatings Business as heretofore conducted. The copies of the charter and bylaws of each of the Dexter Coatings Stock Companies and the Dexter Coatings Joint Venture Companies which have been delivered or made available by Dexter to Buyer prior to the date hereof reflect all material amendments made thereto and are materially correct and complete as of the date hereof. Each Dexter Coatings Stock Company is a direct or indirect wholly owned Subsidiary of Dexter, except Dexter SAS. None of the Dexter Coatings Stock Companies and the Dexter Coatings Joint Venture Companies owns any shares, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity, except Vernicolor A.G., which owns 35% of the capital stock of Verniplast A.G., a Swiss company, and 45% of the capital stock of Vernicolor Thai Ltd., a Thai company.

         5.02 No Conflict. Except as set forth on the Schedule to this Section, the execution and delivery of each Transaction Document by each member of the Dexter Group that is or will be a party thereto, and the performance by such member of its obligations under such Transaction Document, do not and will not
(a) conflict with the charter documents, by-laws or similar organizational documents of such member, or (b) result in any material breach of any of the provisions of, constitute a material default under, result in a material violation of, or result in the creation of a right of termination or acceleration or of any Lien upon any of the Shares or other Acquired Assets under any material law, judgment, order, decree, or agreement, to which it or any other member of the Dexter Group is bound. Except as set forth on the Schedule to this Section, the execution and delivery of each Transaction Document by each member of the Dexter Group that is or will be a party thereto, and the performance by such member of its obligation under such Transaction Document, do not and will not, require any action by or in respect of, or filing with, any Governmental Authority.

         12.3 Financial Statements.

                (a) The Schedule to this Section contains (i) the unaudited consolidated balance sheet of the Coatings Business as of December 31, 1997 and the unaudited consolidated statement of earnings of the Coatings Business for the year ended December 31, 1997 (such balance sheet and statement of earnings being referred to collectively as the "Annual Financial Statements) and (ii) the unaudited consolidated balance sheet of the Coatings Business as of June 30, 1998 and the unaudited consolidated statement of earnings of the Coatings Business for the six months ended June 30, 1998 (such balance sheet and statement of earnings being referred to collectively as the "Latest Financial Statements). The Annual Financial Statements and Latest Financial Statements are collectively referred to herein as the "Financial Statements." Except as set forth on the Schedule to this Section, the Financial Statements are based upon the information contained in the books and records of Dexter and the other Dexter Coatings Companies and were prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), and fairly present in all material respects the financial position of the Coatings Business as of such date and the results of operations of the Coatings Business for the period specified.

                (b) Except as set forth on the Schedule to this Section, none of the Dexter Coatings Companies has any material liability pertaining to the Coatings Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown), except for (i) liabilities reflected in the Latest Financial Statements, or (ii) liabilities which have arisen after June 30, 1998 in the ordinary course of business. For purposes hereof, no uninsured liability for breach of contract, breach of warranty, product defect, tort, infringement, claim or lawsuit shall be deemed for purposes hereof to have arisen in the ordinary course of business.

                  (c) Since June 30, 1998, there has not been any material adverse change in the business, financial condition or results of operation of the Coatings Business taken as a whole.

                  (d) Except as set forth on the Schedule to this Section, since June 30, 1998, with respect to the Coatings Business, none of the Dexter Coatings Companies has: (i) created, incurred, assumed, or guaranteed more than $100,000 in aggregate indebtedness for borrowed money (other than indebtedness to another member of the Dexter Group);
         (ii) entered into any agreement that creates a mortgage, pledge or Lien (other than a Permitted Lien) on any of the assets of the Dexter Coatings Companies, other than in the ordinary course of business (iii) sold, assigned or transferred (including without limitation transfers to any employees, affiliates or shareholders) any tangible assets, except inventories of raw materials or finished goods, other than in the ordinary course of business; (iv) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other material intangible assets; (v) waived any contractual or other rights of material value; (vi) issued, sold or transferred any of its shares, securities convertible into or exchangeable for its shares, warrants, options or other rights to acquire its shares, or any bonds or debt securities; (vii) made any single capital expenditure or commitment therefor in excess of $100,000 or the equivalent thereof in other currencies; (viii) suffered any material damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;
         (ix) made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment, other than in the ordinary course of business and in accordance with past custom and practice; (x) made any change in accounting principles or employed accounting practices inconsistent with those previously adhered in the preparation of its financial statements; (xi) authorized the amendment of or amended its charter or by-law; (xii) materially amended or modified any material Contract listed on the Schedule to Section 5.10 other than in the ordinary course of business; or (xiii) made any loan or advance to any Person or entity (other than routine travel advances to employees and routine credit terms to customers).

         5.04 Tangible Personal Property. Except as set forth in the Schedule to this Section, the Coatings Assets include all of the material tangible personal property (whether owned or leased or otherwise made available to the Coatings Business by agreement) used in the operation of the Coatings Business as conducted on the date hereof. The Dexter Coatings Companies have good title, or a valid leasehold interest in, all of the material tangible personal property used in the operation of the Coatings Business. Except with respect to the Owned

Real Property and the Leased Real Property, which are the subject of Section 5.06, the Acquired Assets are not subject to any mortgages, liens, security interests, claims, pledges, options, charges or other encumbrances ("Liens") except for (a) Liens that are listed or described on the Schedule to this Section, (b) mechanics', carriers', workers', warehousemen's, materialmen's, repairmen's or other Liens arising or incurred in the ordinary course of business of the Coatings Business, (c) Liens for Taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are reflected in the Closing Statement, (d) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Coatings Business as presently conducted, and (e) other Liens arising as a matter of Law. (The Liens referred to in clauses (a) through (e) of the immediately preceding sentence are hereafter referred to collectively as "Permitted Liens".) Except as set forth in the Schedule to this Section, all of the material tangible personal property currently used in the operation of the Coatings Business is in reasonable condition and repair given its age and service.

         5.05 Title to Shares. The Selling Companies have good and valid title to the number of shares (the "Shares") of the issued and outstanding capital stock of each of the Dexter Coatings Stock Companies and each of the Dexter Coatings Joint Venture Companies set forth on the Schedule to this Section. The Shares represent all of the issued and outstanding capital stock of the Dexter Coatings Stock Companies and that portion of the issued and outstanding capital stock of the Dexter Coatings Joint Venture Companies set forth on the Schedule to this Section. Except as set forth on the Schedule to this Section, (a) the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and (b) the Shares have not been issued in violation of, and are not subject to, any preemptive rights or other Liens. Except as set forth in the Schedule to this Section, there are no outstanding convertible or exchangeable securities, calls, options or similar agreements relating to the Shares or that may require any of the Dexter Coatings Stock Companies or any of the Dexter Coatings Joint Venture Companies to issue to any person or entity any shares of any of its capital stock. Except as set forth on the Schedule to this Section, there are no voting trust or other agreements restricting the voting, dividend rights or disposition of the Shares.

         5.06 Properties. The Schedule to this Section sets forth a complete list of the Owned Real Property and the Leased Real Property and any rights of third parties to occupy space at these properties. Dexter or another Dexter Coatings Company has title to the Owned Real Property and title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing the owner's interests therein, as listed on the Schedule to this Section), free and clear of all Liens other than (a) Liens listed or described on the Schedule to this Section, (b) Liens referred to in the title policies listed on the Schedule to this Section, (c) other Permitted Liens, (d) Liens that arise under zoning, land use and other similar laws, and (e) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the continued use of the property subject thereto in the Coatings Business as presently conducted. The Owned Real Property and the Leased Real Property constitute all of the real property owned or occupied by the Dexter Coatings Companies and used in the operation of the Coatings Business, other than the real property owned by Dexter in Waukegan, Illinois. Except as set forth in the Schedule to this Section, the material buildings, structures, improvements and fixtures currently used in the operation of the Coatings Business and located on Owned Real Property and the Leased Real Property are in reasonable condition and repair given their age and service.


         5.07 Litigation.

                  (a) Except as set forth in the Schedule to this Section, (i) there are no actions, suits or proceedings pending against any Dexter Coatings Company or the Coatings Business, that would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Coatings Business taken as a whole, and (ii) to the Knowledge of Dexter, no such actions, suits or proceedings are threatened.

                  (b) Except as set forth in the Schedule to this Section, to the Knowledge of Dexter, there are no pending or threatened governmental investigations of any of the Dexter Coatings Companies pertaining to the Coatings Business or any of the Acquired Assets, including but not limited to investigations relating to compliance with Environmental Law.

         5.08 Coatings Assets. The Coatings Assets and the Excluded Assets, taken together, constitute all of the assets necessary to conduct the Coatings Business as currently conducted by the Dexter Coatings Companies.

         5.09 Insurance. The Schedule to this Section sets forth a list of the material insurance policies maintained by Dexter or another Dexter Coatings Company in respect of the Coatings Business. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) neither any member of the Dexter Group nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has repudiated any material provision thereof.

         5.10 Contracts. Except as listed or described on the Schedule to this Section, as of the date hereof, neither Dexter nor any of the other Dexter Coatings Companies is a party to or bound by any contract, lease, license or other legally binding commitment ("Contract") relating primarily to or materially affecting the Coatings Business that is of a type described below:

                  (a) Any employment, severance or consulting Contract with an employee or former employee of Dexter or another Dexter Coatings Company that is not terminable at will (other than any Contract for the employment of any such employee or former employee implied in law) and which will require the payment of amounts to such employee after the date hereof in excess of $75,000 per annum or the equivalent thereof in other currencies;

                  (b) Any collective bargaining Contract with any labor union;

                  (c) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000 or the equivalent thereof in other currencies;

                  (d) Any Contract for the sale of a capital asset for a price in excess of $100,000 or the equivalent thereof in other currencies;

                  (e) Any Contract requiring aggregate future payments or expenditures in excess of $100,000 and relating to cleanup, abatement or other actions in connection with environmental liabilities;

                  (f) Any Contract, or group of related Contracts with the same Person, for the purchase of goods or services under which the undelivered balance of such goods or services is in excess of $250,000 or the equivalent thereof in other currencies;

                  (g) Any Contract, or group of related Contracts with the same Person, for the sale of goods or services under which the undelivered balance of such goods or services has a sales price in excess of $250,000 or the equivalent thereof in other currencies;

                  (h) Any Contract providing for the performance by a Dexter Coatings Company of any development, engineering, design, or manufacturing services;

                  (i) Any Contract between a Dexter Coatings Company and any other member of the Dexter Group;

                  (j) Any Contract licensing, authorizing or permitting any Person to use any of the Intellectual Property of a Dexter Coatings Company, other than (i) licenses, authorizations or permits to another Dexter Coatings Company and (ii) licenses, authorizations or permits for terms of less than one year that were entered into in the ordinary course of business of the Coatings Business;

                  (k) Any Contract providing for the payment or receipt of royalties or other compensation by any of the Dexter Coatings Companies in connection with the use of any of the Intellectual Property of the Dexter Coatings Companies;

                  (l) Any indenture, mortgage, loan or credit Contract relating to the borrowing of money, or to the issuance of any note, bond, indenture or other evidence of indebtedness for borrowed money, by any Dexter Coatings Company, or to the issuance or any letter of credit, bank guaranty, performance bond or other similar instrument for the account or benefit of any Dexter Coatings Company, or any agreement under which a Lien (other than a Permitted Lien) is placed on any of the assets of any of the Dexter Coatings Companies;

                  (m) Any Contract containing a guaranty by a Dexter Coatings Company of the obligations of another Person, whether with respect to borrowed money, contract performance or otherwise;

                  (n) Any Contract with any manufacturer's representative, sales agent or distributor relating to the sale of the products or services of any of the Dexter Coatings Companies which has a remaining term in excess of one year and is not terminable without penalty on 90 calendar days' or less notice;

                  (o) Any Contract under which Dexter or another Dexter Coatings Company is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by an unaffiliated Person or (ii) a lessor of any tangible personal property owned by Dexter or another Dexter Coatings Company, in any such case which requires annual payments in excess of $25,000 or the equivalent thereof in other currencies;

                  (p) Any Contract establishing a partnership, joint venture or other similar relationship;

                  (q) Any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 1991;

                  (r) Any Contract that substantially limits the freedom of any of the Dexter Coatings Companies to compete in any line of business substantially similar to the Coatings Business or any portion thereof or with any Person or in any area or which would so limit the freedom of such Dexter Coatings Stock Company or Dexter Joint Venture Coatings Company after the Closing Date;

                  (s) Any Contract for the purchase or sale of currencies that has a term longer than 30 days and is in excess of $250,000 or the equivalent thereof in other currencies;

                  (t) Any other Contract which involves aggregate future payments by or to Dexter or another Dexter Coatings Company in excess of $250,000.

Except as set forth on the Schedule to this Section, each Contract listed or described on the Schedule to this Section is a valid and binding obligation of Dexter or one of the other Dexter Coatings Companies. Except as set forth on the Schedule to this Section, Dexter or one of the other Dexter Coatings Companies, as the case may be, has performed in all material respects the obligations required to be performed by it through the date hereof under each of such Contracts and neither Dexter nor any of the other Dexter Coatings Companies, as applicable, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except in any such case for any breach or default which would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Coatings Business taken as a whole.

         5.11 Employee Benefit Plans.

(a) The Schedule to this Section lists each written employee benefit plan that provides retirement, pension, health care, long term disability income or life insurance benefits (other than plans maintained or required by applicable law or Governmental Authorities). This Schedule also lists each stock, stock option or bonus plan. Dexter has heretofore delivered or made available to Buyer complete copies of all such plans that are administered by the Dexter Group as currently in effect.

                  (b) Each of the benefit plans Dexter Coatings Companies is in compliance with applicable ERISA law and the regulations promulgated thereunder, other than such non-compliance which would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of any of the Coatings Business taken as a whole.

         5.12 Governmental and Environmental compliance. Except as set forth on the Schedule to this Section or Schedule 5.07:

                  (a) Each of the Dexter Coatings Companies has all licenses, permits and certificates from Governmental Authorities that are material to the Coatings Business taken as a whole and necessary for or used in the business as currently conducted.

                  (b) Each of the Dexter Coatings Companies and the Properties are in substantial compliance with all Environmental Law.

                  (c) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by any of the Dexter Coatings Companies or by other members of the Dexter Group on, under or adjacent to any of the Properties, except in substantial compliance with applicable Environmental Law.

                  (d) To the Knowledge of Dexter none of the Properties contains any asbestos which is friable (i.e. in condition such that remedial action should reasonably be undertaken under any Environmental Law or to protect human health.)

                  (e) None of the Dexter Coatings Companies or other members of the Dexter Group has received any written notice that has not been settled or otherwise resolved alleging in any manner that any of the Dexter Coatings Companies is, or might be, responsible for any spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material to the environment, except in substantial compliance with applicable Environmental Law, or for any costs necessary to protect human health, safety or the environment in connection with such release, or arising in relation to, or in connection with a violation of, any applicable Environmental Law.

                  (f) Except as in substantial compliance with any applicable Environmental Law, no part of the business of any of the Dexter Coatings Companies has involved the operation of, and none of the Real Property has been used as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(g) To the Knowledge of Dexter there are no material third party or internal formal environmental compliance reports or site contamination studies with respect to any of the Dexter Coatings Companies or any of the Properties.

         5.13 Intellectual Property.

(a) The Schedule to this Section identifies each patent or registration which has been issued to any of the Dexter Coatings Companies with respect to any of its Intellectual Property used in the Coatings Business, identifies each pending patent application or registration which any of the Dexter Coatings Companies has made with respect to any of its Intellectual Property used in the Coatings Business, and identifies each material license, agreement or other permission which any of the Dexter Coatings Companies has made with respect to any of its Intellectual Property used in the Coatings Business. The Schedule to this Section also identifies each material trade name or registered trademark used by any of the Dexter Coatings Companies in connection with the Coatings Business. With respect to each item of Intellectual Property required to be identified in the Schedule to this Section: (i) the Dexter Coatings Companies possess all right, title and interest in and to the item, free and clear of any Liens; (ii) the item is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no suit, action or proceeding is pending or, to the knowledge of Dexter, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, other than any such suit, action or proceeding that individually or in the aggregate would not have a material adverse effect on the Coatings Business taken as a whole. The Primary Intellectual Property, the Secondary Intellectual Property and the Acquired Companies Intellectual Property, taken together, constitute all of the Intellectual Property necessary to conduct the Coatings Business as currently conducted by the Dexter Coatings Companies.

                  (b) None of the Dexter Coatings Companies has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect in connection with the operation of the Coatings Business. To the Knowledge of Dexter, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of the Dexter Coatings Companies.

         5.14 Taxes. Dexter and the other Dexter Coatings Companies have filed or caused to be filed with the appropriate Governmental Authorities all tax returns and reports required to be filed by them with respect to the Coatings Business on or prior to the Closing Date (taking into account all extensions of due dates) and Dexter and the other Dexter Coatings Companies have paid or adequately reserved or provided for all Taxes shown thereon as owing. There are no tax liens (other than possibly property tax liens) with respect to the Coatings Business. Except as set forth on the Schedule to this Section, no

Governmental Authority has proposed in writing any adjustment to any such tax return or report which adjustment relates to the Coatings Business, unless such adjustment has been adequately provided for or satisfied. Neither Dexter nor the other Dexter Coatings Companies has made any election under Section 341(f) of the Code for any tax year not yet closed for statute of limitations purposes. Except as otherwise set forth on the Schedule to this Section, no demand or claim has been made against Dexter or any of the other Dexter Coatings Companies with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Dexter or any other Dexter Coatings Companies was at any time a member.

         5.15 Compliance with Laws. Except as set forth on the Schedule to this Section or the Schedule to Section 5.12, neither Dexter nor any other Dexter Coatings Company is in violation of any applicable domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree, ruling or common law in respect of the conduct of the Coatings Business, including without limitation measures such as the United States Toxic Substances Control Act, the Pure Food and Drug Act, the regulations promulgated thereunder, and other similar measures domestic or foreign, other than such violations which would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of any of the Coatings Business taken as a whole.

         5.16 Customers. Except as set forth on the Schedule to this Section, to the Knowledge of Dexter, none of the customers of any Dexter Coatings Company which, during the 12-month period ended on June 30, 1998, was among the 10 largest customers of the Coatings Business, measured in terms of the volume of purchases from the Dexter Coatings Companies taken as a group, has indicated in writing that it will stop or materially decrease the rate of purchases from the Dexter Coatings Companies.

         5.17 Employees. The Schedule to this Section lists the names of all employees of each of the Dexter Coatings Companies. Except for the collective bargaining agreements identified on the Schedule to Section 5.10 of this Agreement, none of Dexter Coatings Companies is a party to or bound by any collective bargaining agreement. Except as set forth on the Schedule to this Section, none of the Dexter Coatings Companies has experienced any strike or material grievance, claim or other collective bargaining dispute within the past year. None of the Dexter Coatings Companies has committed any material unfair labor practice. To the Knowledge of Dexter, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Dexter Coatings Companies.

         5.18 Finders. Except for Merrill Lynch & Co., Inc., no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any member of the Dexter Group. The fees of Merrill Lynch & Co., Inc. shall be paid by Dexter.

         5.19 Inventory. The inventory of the Coatings Business consists of raw materials and supplies, intermediates, goods in process, and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured, and none of which are slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown reflected in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Dexter Coatings Companies.

         5.20 Year 2000 Compliance. All hardware and software, whether embedded or otherwise, used by the Dexter Coatings Companies in and material to the Coatings Business as currently conducted ("Material Technology") is either (a) Year 2000 Compliant or (b) subject of a plan for insuring that the Material Technology will be Year 2000 Compliant (the "Year 2000 Plan") no later than June 30, 1999, which Year 2000 Plan is described on the Schedule to this Exhibit. Dexter has also created a ninety day action plan (the "Year 2000 Action Plan"), which is designed to implement some of the critical elements of the Year 2000 Plan within a ninety-day period. "Year 2000 Compliant" shall mean the ability of the Material Technology, with respect to the Coatings Business, to provide the following functions: (a) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output, and performing date calculations in whole or in part; (b) operate in respect of any and all dates before, during and/or after January 1, 2000, without any change in performance; and (c) store and provide output of date information in ways that are unambiguous as to century.

         5.21 Powers of Attorney. Except as set forth on the Schedule to this Section, there are no outstanding powers of attorney executed on behalf of any of the Dexter Coatings Companies.

         5.22 Product Warranty. Except as set forth in the Schedule to Section
5.07 of this Agreement, substantially all of the products manufactured, sold, leased, or delivered by the Dexter Coatings Companies in connection with the Coatings Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the members of the Dexter Coatings Companies has, in respect of the Coatings Business, any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims reflected in the Latest Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Dexter Coatings Companies.

         5.23 Product Liability. Except as set forth in the Schedule to Section
5.07 to this Agreement, none of the members of the Dexter Coatings Companies has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Dexter Coatings Companies in connection with the Coatings Business.

         5.24 Guaranties. Except as identified on the Schedule to Section 5.12 to this Agreement, none of the Dexter Coatings Stock Companies is a guarantor for any liability or obligation (including indebtedness) of any other Person.

         5.25 Certain Business Relationships. Except as set forth in the Schedule to this Section, none of the directors or officers of the Dexter Coatings Companies has been involved in any business arrangement or relationship relating to the Coatings Business that involves a conflict of interest, including, without limitation, owning any asset, tangible or intangible, which is used in the Coatings Business.

         5.26 Documents. All material documents made available by Dexter to Buyer that are referred to in any of the foregoing representations and warranties or in the Schedules to any of them, other than original documents, are true and correct copies of the original documents as contained in the business records of the Dexter Group, and all such documents made available to Buyer, whether originals or copies, are complete in all material respects.


                                    ARTICLE 6
                             BUYER'S REPRESENTATIONS

         Buyer represents and warrants to Dexter and the other Selling Companies as follows:

         6.01 Buying Companies' Corporate Status and Authority. Each member of the Buyer Group that is a party to the Transaction Documents is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each Buying Company (other than Buyer) is a direct or indirect Subsidiary of Buyer. Each member of the Buyer Group has full legal power to enter into each Transaction Document to which it is or will be a party, and to perform its obligations under such Transaction Document.

         The execution and delivery by each member of the Buyer Group of each Transaction Document to which it is or will be a party, and its performance of its obligations under such Transaction Document, have been duly authorized by all required corporate action of such member. Each such member of the Buyer Group has duly and validly executed and delivered each Transaction Document to which it is a party that is being executed and delivered simultaneously with this

Agreement, and each such Transaction Document is legally binding on such member and enforceable against such member in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, by general principles of equity (regardless of whether considered in a proceeding in equity or one at law). Each Transaction Document to be executed by any member of the Buyer Group at the Closing, when executed and delivered, will be duly and validly executed and delivered by, and will be legally binding on, such member and enforceable against such member in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, by general principles of equity (regardless of whether considered in a proceeding in equity or one at law).

         6.02 No Conflict. The execution and delivery of each Transaction Document by each member of the Buyer Group that is or will be a party thereto, and the performance by such member of its obligations under such Transaction Document, do not and will not (a) conflict with the charter documents, by-laws or similar organizational documents of such member, or (b) result in any breach of any of the provisions of, or constitute a default under, any judgment, order, decree, or agreement to which it is a party or by which it is bound. Except as set forth on the Schedule to this Section, the execution and delivery of each Transaction Document by each member of the Buyer Group that is or will be a party thereto, and the performance by such member of its obligation under such Transaction Document, do not and will not, require any action by or in respect of, or filing with, any Governmental Authority.

         6.03 Sufficient Funds. The Buying Companies will have on the Scheduled Closing Date sufficient funds to consummate the transactions contemplated by this Agreement.

         6.04 Finders. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any member of the Buyer Group.


                                    ARTICLE 7
                              BUYER'S INVESTIGATION

         7.01 Access and Inquiry. Between the date of this Agreement and the Closing, the Buying Companies shall have reasonable access to the facilities of the Coatings Business and will, upon request, be permitted to contact and make reasonable inquiry of employees of the Dexter Coatings Companies regarding the Coatings Business, Acquired Assets and Acquired Liabilities. Except for the details of any trade secrets or other sensitive intellectual property, Dexter shall, and shall cause the other Dexter Coatings Companies to, make available to the Buying Companies all books, records, and other financial data and files of the Dexter Coatings Companies relating directly to the Coatings Business, Acquired Assets and Acquired Liabilities, to the extent reasonably requested by any Buying Company. Buyer, on behalf of itself and the other Buying Companies, acknowledges that the terms of the Confidentiality Agreement shall apply to information gained by Buyer or any other Buying Company pursuant to the foregoing.

         7.02 No Additional Representations. Neither Buyer nor any of the other Buying Companies are relying on the Dexter Coatings Companies (or any other members of the Dexter Group) with respect to any matter in connection with the investigation or evaluation of the Coatings Business, Acquired Assets or Acquired Liabilities by Buyer and the other Buying Companies, except for the specific representations and warranties in this Agreement, the other Transaction Documents and the certificates delivered by Dexter to the Buying Companies at the Closing. None of the Dexter Coatings Companies (nor any other member of the Dexter Group) is making any representation or warranty, express or implied, of any nature whatsoever with respect to the Coatings Business, Acquired Assets or Acquired Liabilities, except for the specific representations and warranties in this Agreement, the other Transaction Documents and the certificates delivered by Dexter to the Buying Companies at the Closing.

                                    ARTICLE 8
                                    COVENANTS

         8.01 Filings and Authorizations. As promptly as practicable after the date of this Agreement, Dexter and Buyer shall (a) file or cause to be filed all notifications and information required to be filed or supplied pursuant to the HSR Act in connection with the sale of the Coatings Business pursuant to this Agreement, and (b) if either Dexter or Buyer so determines, shall request early termination of the waiting period under the HSR Act. Each of Dexter and Buyer, as promptly as practicable, shall (i) make or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to it or members of the Dexter Group or the Buyer Group, as the case may be, as may be required for them to consummate the sale of the Coatings Business in accordance with the terms of this Agreement, and (ii) use its reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by it in order for it to so consummate such transfer.

         8.02 Licenses and Permits. As soon as practicable after the date hereof, Buyer shall cause the Buying Companies to prepare and file or cause to be prepared and filed with the appropriate Governmental Authorities applications for the issuance to the Buyer Group of all governmental licenses and permits required for the Buyer Group to operate the Coatings Business after the Closing. Buyer shall, and Buyer shall cause the other Buying Companies to use reasonable efforts to secure such licenses and permits before the Closing Date. Dexter shall, and Dexter shall cause the other Dexter Coatings Companies to use reasonable efforts to assist the Buyer Group in the preparation of such applications and the securing of such licenses and permits.

         8.03 Notices and Consents. Buyer shall, and shall cause the other Buying Companies to, and Dexter shall and shall cause the other Selling Companies to, give all notices, and make all filings with, Governmental Authorities that may reasonably be required to consummate the transactions contemplated by this Agreement. Dexter will give, and will use reasonable best efforts to obtain, the consents identified on the Schedule to this Agreement. Any contract or agreement of the Selling Companies relating primarily to the Coatings Business as to which appropriate consents to transfer or assignment have not been obtained as of the Closing Date shall be retained by the Selling Companies, and the Selling Companies shall use reasonable best efforts to make the use and benefit of such contract or agreement available to Buyer to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist.

         8.04 Reasonable Efforts. In making reasonable efforts under Sections 8.01, 8.02 and 8.03, no member of the Dexter Group or the Buyer Group shall be required to make any payment (other than statutorily required payments and reasonable legal fees) that it is not presently contractually required to make, divest any assets (including but not limited to assets of the Coatings Business), make any change in the conduct of its business or that of the Coatings Business, accept any limitation on the future conduct of its business or that of the Coatings Business, enter into any other agreement or arrangement with any person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

         8.05 Exclusivity. Dexter will not (and Dexter will not cause or permit any member of Dexter Group to) solicit, initiate, encourage the submission of any proposal or offer from any person, or participate in any negotiations, relating to the acquisition of any capital stock or other voting securities of the Dexter Coatings Stock Companies, or any substantial portion of the Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange).

         8.06 Tax Matters.

         (a) Dexter has entered into an agreement to acquire the 6,687 shares of Dexter SAS, a French company, presently owned by SNPE, a copy of which agreement has been provided to Buyer. In the event that Dexter acquires said shares on or before the Closing Date: (i) Dexter shall be entitled to make an election (and/or to cause Dexter SAS to make an election) to treat Dexter SAS as a disregarded entity for US Federal (and State and local, if applicable) income tax purposes, pursuant to US Treasury Regulation Sections 301.7701-1 through -3 (the "Disregarded Entity Election"), with the effective date of such election to be prior to the Closing Date, and (ii) Buyer shall cooperate fully with Dexter and shall take all such actions as Dexter may reasonably request in connection with making the Disregarded Entity Election, including without limitation causing Dexter SAS and its authorized representatives to execute IRS Forms 8832, SS-4 and any other forms or documents as Dexter may deem reasonable or necessary for purposes of effecting the Disregarded Entity Election. If Dexter makes the Disregarded Entity Election, Buyer shall be entitled thereafter, at its expense, request permission from the U.S. Internal Revenue Service to reverse the Disregarded Entity Election. The parties hereto agree that, with respect to the sale of shares of Dexter SAS, the closing for the sale of such shares may occur, at Dexter's option, in France.

         (b) The Buyer shall not, and shall cause the other members of the Buyer Group not to: (i) make an election, with the effective date of such election being on or before the Closing Date, to treat any of the Dexter Coatings Stock Companies whose shares are being acquired pursuant to this Agreement (or the documents contemplated hereby), as a disregarded entity (or as a partnership) for US Federal (and State and local, if applicable) income tax purposes, pursuant to US Treasury Regulation Section 301.7701 - 1 through -3; or (ii) make any dividend or other distributions to shareholders from any of the Dexter Coatings Stock Companies at any time on or after the Closing Date until January 1, 1999 (the "Remainder of the Year"), provided, however, that in the event Buyer or any of the Dexter Coatings Stock Companies makes a valid election (a "338 Election") under Section 338 of the US Internal Revenue Code of 1986, as amended, with respect to any of the Dexter Coatings Stock Companies during the Remainder of the Year and provides Dexter with notice (a "338 Notice") of such 338 Election, as provided for in US Treasury Regulation Section 1.338-1(g), promptly thereafter, the Dexter Coatings Stock Company for which such 338 Election has been made may make dividend or other distributions to its shareholders during the Remainder of the Year but only during the portion thereof following (A) the making of such 338 Election, and (B) receipt by Dexter of the 338 Notice with respect to such 338 Election.

         (c) The Buyer shall, and shall cause the other members of the Buyer Group to prepare, within 120 days of the Closing Date, usual and customary Dexter Coatings Companies' tax return reporting packages with respect to the tax period beginning January 1, 1998 and ending as of the Closing Date, but only to the extent that the employees who would have prepared such tax reporting packages prior to the Closing Date are available to prepare such tax reporting packages after the Closing Date (i.e. said employees are employed by the Buyer Group and in the same positions). To the extent that such employees are not available to prepare the tax reporting packages after the Closing date, Buyer shall, and shall cause the other members of the Buyer Group to make available to Dexter, within 120 days of the Closing Date, the information reasonably necessary to permit Dexter to prepare usual and customary Dexter Coatings Companies' tax return reporting packages with respect to the tax period beginning January 1, 1998 and ending as of the Closing Date.

         (d) Dexter and Buyer agree that Buyer has purchased substantially all the property used in Dexter's Coatings Business in the United States, and in connection therewith, Buyer shall employ individuals who immediately before the Closing Date were employed in such trade or business by Dexter. Accordingly, pursuant to Rev. Proc. 96-60, IRB 1996-53, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Dexter, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Dexter shall be relieved of the responsibility to do so.

         8.07 Remedial Activities. Buyer shall have the right to perform and control all aspects of Remedial Activities pertaining to the environmental liabilities and obligations described in Schedule 5.12 to this Agreement, subject to the rights of Dexter set forth in this subparagraph Section 8.07. Buyer shall promptly provide Dexter with copies of all finalized consultants' reports, laboratory analysis, and correspondence with Governmental Authorities and third parties relating to Remedial Activities. No less than 30 days prior to proposing any cleanup standard or plan for Remedial Activities to Governmental Authorities or initiating any Remedial Activities (other than emergency action required to address an imminent threat to health, safety or the environment), Buyer shall notify Dexter in writing of the specific Remedial Activities it plans to perform and its reasons for doing so. If Dexter has objections to any clean up standard or plan for Remedial Activities proposed by Buyer, Dexter shall provide Buyer with specific written comments within 15 business days of receipt of the notice from Buyer. Buyer and Dexter agree to consult with one another and to attempt, in good faith, to work out any differences. If Buyer and Dexter are unable to resolve the matter giving rise to Dexter's objection, then an independent environmental consultant, mutually selected by the Buyer and Dexter, shall be engaged to resolve the matter. The decision of such independent environmental consultant shall be final and binding on the parties hereto, and Dexter and Buyer shall share equally the fees for such independent attorney or environmental consultant.

         8.08 Year 2000 Compliance. From the date of this Agreement through the Closing Date, Dexter shall, and shall cause the Dexter Coatings Companies to, make their best efforts to implement the Year 2000 Plan and the Year 2000 Action Plan. From the date of this Agreement through the Closing Date, Dexter shall regularly consult with Buyer regarding such efforts.

         8.09 Off-Site Liabilities. Dexter shall manage and otherwise be responsible for all penalties, fines, damages, liabilities, losses or costs (including reasonable attorneys' fees and other costs and expenses incident to any proceedings, investigations, prosecution or defense) incurred due to Dexter's failure to comply with any Environmental Law which relates to any location other than the Properties.

         8.10 Sale of Verniplast. Prior to the Closing Date, Vernicolor A.G. may sell its equity interest in Verniplast A.G. to Plast - Labor A.G. on terms and conditions which, in the mutual and reasonable judgment of Dexter and Buyer, are no less favorable to Vernicolor A.G., in terms of product supply, rights in technology or otherwise, than those of the currently existing agreements between Vernicolor A.G. and Plast-Labor A. G.

         8.11 Cash Payments. Dexter shall use its best efforts to cause the Dexter Coatings Stock Companies and the Dexter Coatings Joint Venture Companies to pay cash dividends to their respective shareholders in order to reduce, up to the amount legally permitted, the cash held by these companies at the Valuation Time.

         8.12 Dexter Mexicana S.A.de C.V. Dexter shall pay all penalties and fines (and reasonable attorneys' fees and other costs and expenses incident to any proceedings, investigations, prosecution or defense) relating to or arising out of Dexter Mexicana S.A. de C.V.'s failure to obtain a construction permit ("Construction Permit") from SEMARNAP (including the failure to obtain operating permits) in connection with its Leased Property in Mexico referenced in Schedule
5.06 ("Mexican Facility"). In the event that the Closing occurs prior to February 28, 1999 and a Governmental Authority or the laws and regulations of Mexico do not permit full operations at the Mexican Facility at the time of the Closing, Dexter shall timely pay the rent on the Mexican Facility until the earlier to occur of February 28, 1999 or the date on which full operations of the Mexican facility are permitted. In the event that a Governmental Authority or the laws and regulations of Mexico do not permit full operations at the Mexican Facility as of the later to occur of the Closing Date or February 28, 1999, Dexter shall, at Buyer's option, either timely pay the rent on the Mexican Facility until full operations are permitted or assume all obligations under the Mexican Facility lease and pay all reasonable moving expenses relating to the transport of all Acquired Assets located at the Mexican facility to another location in Mexico selected by Buyer. Buyer agrees to use its best efforts to assist Dexter in obtaining the Construction Permit.


                                    ARTICLE 9
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

         Without Buyer's prior written consent, from the date of this Agreement until the Closing:

         9.01 Operation in Ordinary Course. Except as otherwise provided in the Schedule to this Section, Dexter shall, and shall cause Dexter Coatings Companies to, conduct the Coatings Business only in the ordinary course of business and consistent with prior practice. Without limiting the generality of the foregoing, Dexter shall not, and shall cause the Dexter Coatings Companies not to engage in any practice, take any action or enter into any transaction of the kind described in Section 5.03(d).

         9.02 Relations with Customers and Suppliers. Dexter shall, and shall cause the other Dexter Coatings Companies to, use reasonable efforts to preserve their relations with customers and suppliers of the Coatings Business.

         9.03 Joint Venture Companies. (a) Buyer acknowledges that Dexter will offer to sell its Shares in Dexter Midland Company Ltd. (the "Japanese JV Shares") to Rock Paint Company, Limited (the "Japanese JV Partner") at a price to be determined in accordance with the pre-emptive right accorded to the Japanese JV Partner in the Formation Agreement, dated as of July 1, 1973 between the Japanese JV Partner and Dexter (the "Japanese ROFO"). In the event the Japanese JV Partner exercises its right to purchase the Japanese JV Shares, notwithstanding anything to the contrary set forth in this Agreement, Buyer and Dexter agree that (i) Dexter may sell the Japanese JV Shares to the Japanese JV Partner and that the Total Purchase Price will be reduced by the amount of the Local Purchase Price allocated to the Japanese JV Shares as set forth on Exhibit D, and (ii) the sale of the Japanese JV Shares as set forth in this Section 9.03(a) will not have any effect on Buyer's and the Buyer Group's obligations to consummate the transactions contemplated by this Agreement.

                  (b) Buyer acknowledges that Dexter will offer to sell its interest in Midland-Dexter de Venezuela S.A. (the "Venezuela JV Shares") to Inversiones Clefimar, C.A. (the "Venezuela JV Partner") at a price to be determined in accordance with the pre-emptive right accorded to the Venezuelan JV Partner under the terms of the Articles of Incorporation and By-Laws of Midland-Dexter de Venezuela S.A. (the "Venezuela ROFO"). In the event the Venezuela JV Partner exercises its right to purchase the Venezuela JV Shares, notwithstanding anything to the contrary set forth in this Agreement, Buyer and Dexter agree that (i) Dexter may sell the Venezuela JV Shares to the Venezuela JV Partner and that the Total Purchase Price will be reduced by the amount of the Local Purchase Price allocated to the Venezuela JV Shares as set forth on Exhibit D, and (ii) the sale of the Venezuela JV Shares as set forth in this
Section 9.03(b) will not have any effect on Buyer's and the Buyer Group's obligations to consummate the transactions contemplated by this Agreement.

                  (c) Buyer acknowledges that Dexter will offer to sell its interest in Dexter South Africa (Pty) Limited (the "South Africa JV Shares") to Plascon (Proprietary) Limited (the "South Africa JV Partner") for $_________ (the "South Africa JV Price") in accordance with the terms of the pre-emptive right accorded to the South Africa JV Partner under the terms of the Shareholders Agreement, dated September 19, 1997, by and between the South Africa JV Partner and Dexter (the "South Africa ROFO" and together with the Japanese ROFO and Venezuela ROFO, each, a "ROFO Right" and, collectively, the "ROFO Rights"). In the event the South Africa JV Partner exercises its right to purchase the South Africa JV Shares, notwithstanding anything to the contrary set forth in this Agreement, Buyer and Dexter agree that (i) Dexter may sell the South Africa JV Shares to the South Africa JV Partner and that the Total Purchase Price will be reduced by the South Africa JV Price, and (ii) the sale of the South Africa JV Shares as set forth in this Section 9.03(c) will not have any effect on Buyer's and the Buyer Group's obligations to consummate the transactions contemplated by this Agreement.

                  (d) In the event that any ROFO Right is exercised and the Shares of a Dexter Coatings Joint Venture Company are sold pursuant to the exercise thereof, the Base Amount shall be adjusted accordingly to delete the Net Worth (as adjusted pursuant to Schedule 4.03) of such Dexter Coatings Joint Venture Company from the calculation thereof.

         9.04 Settlement of Warranty Claims. Dexter shall use best efforts, both before and, if and as necessary, after the Closing, to settle any material product warranty claims with respect to the Coatings Business (including but not limited to the product warranty claims identified in Paragraph 7 Part B of
Schedule 7.05 and any similar claims that shall have arisen out of the same facts and circumstances) in an expeditious and reasonable manner and on a basis that is consistent with the approach it has taken in the past 10 years to resolve product warranty claims with major customers of the Coatings Business that it sought to retain. From the date of this Agreement, Dexter shall regularly consult with Buyer regarding such efforts.


                                   ARTICLE 10
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are subject, at Buyer's option, to the fulfillment prior to or at the Closing, of each of the following conditions:

         10.01 Accuracy of Representations and Warranties. Each and every representation and warranty of Dexter made under this Agreement shall be true and accurate in all material respects as of the Closing.

         10.02 Performance of Covenants and Agreements. Dexter shall have performed in all material respects, and shall have caused the other Dexter Coatings Companies to have performed in all material respects, all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

         10.03 Hart-Scott-Rodino Act. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period that has not expired, which request has not been withdrawn.

         10.04 Consents. All consents, approvals and authorizations of Governmental Authorities and third parties under contracts identified on the Schedule to this Section shall have been obtained.

         10.05 No Injunction, etc. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Acquired Assets and there shall be no claim, suit, action or other proceeding brought by a Governmental Authority pending before any court or governmental agency, seeking to prevent or restrain the transactions contemplated by this Agreement or seeking material damages in connection therewith.

         10.06 Certificate of Dexter. Dexter shall have delivered to Buyer a certificate of Dexter, dated the date of the Closing, signed by any Vice President or more senior officer of Dexter certifying that: (a) each and every representation and warranty of Dexter under this Agreement is true and accurate in all material respects as of the Closing; and (b) Dexter and the other Dexter Coatings Companies have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

         10.07 Ancillary Agreements. The relevant parties shall have entered into the Ancillary Agreements.

         10.08 Resignations. Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Dexter Coatings Companies other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing.

         10.09 Year 2000 Compliance. (a) Either one of the following conditions shall have been satisfied: (i) Dexter shall have demonstrated to the reasonable satisfaction of Buyer that the MAPICS XA software used in connection with the Tournus Operations shall be Year 2000 Compliant; or (ii) (A) Buyer shall have determined, in its reasonable judgment, that the MAPICS XA software used in connection with the Tournus Operations can be made Year 2000 Compliant prior to June 30, 1999, in which event it shall propose to Dexter a budget for achieving that end following Closing; and (B) Dexter shall have agreed to pay all costs incurred by Buyer in making said MAPICS XA software Year 2000 Compliant; and

         (b) Either one of the following conditions shall have been satisfied:
(i) Dexter shall have demonstrated to the reasonable satisfaction of Buyer that the reactors located at the Birmingham, Singapore, Tournus and Deeside facilities are Year 2000 Compliant, or (ii) Buyer shall propose to Dexter a budget (not to exceed $150,000) for achieving that end following Closing, and Dexter shall have agreed to pay all costs incurred by Buyer to make the reactors Year 2000 Compliant up to the amount of the budget.


                                   ARTICLE 11
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DEXTER

         All obligations of Dexter under this Agreement are subject, at Dexter's option, to the fulfillment prior to or at the Closing, of each of the following conditions:

         11.01 Accuracy of Representations and Warranties. Each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects as of the Closing.

         11.02 Performance of Covenants and Agreements. Buyer shall have caused the Buying Companies to have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

         11.03 Hart-Scott-Rodino Act. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

         11.04 Consents. All consents, approvals and authorizations of Governmental Authorities and third parties identified on the Schedule to this Section shall have been obtained.

         11.05 No Injunction, etc. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Acquired Assets and there shall be no claim, suit, action or other proceeding brought by a Governmental Authority pending before any court or governmental agency, seeking to prevent or restrain the transactions contemplated by this Agreement or seeking material damages in connection therewith.

         11.06 Certificate of Buyer. Buyer shall have delivered to Dexter a certificate of Buyer, dated the date of the Closing, signed by a Vice President or more senior officer of Buyer, certifying that: (a) each and every representation and warranty of Buyer under this Agreement is true and accurate in all material respects as of the Closing; and (b) Buyer and the other Buying Companies have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

         11.07 Ancillary Agreements. The relevant parties shall have entered into the Ancillary Agreements.


                                   ARTICLE 12
                                EMPLOYEE MATTERS

         12.01 Employment. As of the Closing Date, Buyer shall (i) cause the Dexter Coatings Stock Companies to continue to employ all individuals who are employees of the Dexter Coatings Stock Companies on the Closing Date and (ii) make bona fide offers of employment, with comparable base compensation, to all individuals who are employees of the Selling Companies and who are involved primarily in the Coatings Business on the Closing Date. All employees of the Selling Companies who accept such offer of employment and the employees of the Dexter Coatings Stock Companies are referred to as the "Continued Employees." For purposes of this Article 12, "Buyer" shall mean Buyer or any member of the Buyer Group.

         12.02 Severance. Subject to the following sentence, Buyer shall pay severance benefits to any employee who does not accept an offer of employment by Buyer pursuant to Section 12.01 or who is terminated from employment by Buyer within 12 months following the Closing Date. Buyer shall not be obligated to pay severance benefits to any employee who does not accept an offer of employment by Buyer if said offer is for a comparable position, with comparable compensation and without any requirement to relocate. The severance benefits payable in accordance with this Section 12.02 shall not be less than the severance benefits to which a Continued Employee would have been entitled had his or her employment been terminated by Dexter or a Dexter Coatings Company immediately before the Closing Date.

         12.3 Employee Benefits.

                  (a) For purposes of determining eligibility to participate in any "employee benefit plan" (as defined in Section3(3) of ERISA) of Buyer and for vacation, sickness benefits, severance benefits and other fringe benefits, each of the Continued Employees shall be credited with the years of service he or she completed while employed by any member of the "controlled group of corporations" (as such term is defined in Section 414(b) of the Code) of which Dexter is a member. Such years and partial years of service shall not, however, be counted or credited for purposes of benefit accrual under any defined benefit pension plan. The years and partial years of service to be credited under this paragraph shall be determined from data furnished by Dexter to Buyer on or before the Closing Date. Except to the extent reflected on the Closing Balance Sheet, all claims incurred (but not reported as of the Closing Date) on or before the Closing Date shall be the obligation of Dexter and shall not be the obligation of any Buyer plan. Buyer shall have no obligation to assume sponsorship of, or liability for, any of Dexter's employee benefit plans, except as provided in Section 12.04.

                  (b) The Buyer's qualified defined contribution retirement plan shall accept rollover contributions of distributions from the Dexter 401(k) Plan including with respect to participant loans granted prior to the Closing Date, if any, loan offset amounts and promissory notes or other documents evidencing such loans.

         12.04 Multiemployer Pension Plan.

                  (a) With respect to the Bay Area Paint Makers and Employers Pension Trust (the "Multiemployer Plan"), Buyer, on the one hand, and Dexter, on the other, intend to satisfy the requirements of Section 4204 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to avoid a withdrawal by Dexter as a result of the transactions contemplated hereby from the Multiemployer Plan in respect of the Continued Employees covered by the Multiemployer Plan. In this regard, effective as of the Closing, Buyer shall become a successor employer contributing to the Multiemployer Plan on behalf of the Continued Employees participating therein pursuant to the terms of the applicable collective bargaining agreement and Buyer shall make contributions after the Closing Date to the Multiemployer Plan for substantially the same number of contribution base units (as defined in Section 4001 (a)(11) of ERISA) that Dexter had an obligation to contribute to the Multiemployer Plan.

                  (b) With respect to the Multiemployer Plan, Buyer shall provide, as soon as practicable after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a five-year term commencing as of the first day of the first plan year of the Multiemployer Plan immediately following the Closing Date (the "Protected Period") or establish an escrow account or other arrangement with a bank or similar financial institution, with the same term, satisfactory to the trustees of the Multiemployer Plan, in an amount equal to the greater of (x) the average of Dexter's annual contributions to the Multiemployer Plan for the three plan years preceding the plan year in which the Closing Date occurs, or (y) Dexter's contributions to the Multiemployer Plan for the plan year preceding the plan year in which the Closing Date occurs.

                  (c) If there is a partial or complete withdrawal (as such terms are defined in Sections 4205(a) and 4203(a) of ERISA, respectively) from the Multiemployer Plan by Buyer prior to the end of the Protected Period, Dexter shall, to the extent required by applicable law, rule or regulation, be secondarily liable for any withdrawal liability Dexter would have had to the Multiemployer Plan if Dexter and Buyer had not entered into the agreements contained in this
         Section 12.04(f) to the extent the liability of Buyer to the Multiemployer Plan as a result of either a complete or partial withdrawal therefrom is not paid by Buyer to the Multiemployer Plan in respect of such withdrawal. With respect to the Multiemployer Plan, if either Buyer, on the one hand, or Dexter, on the other, with the consent of the other party, requests the Pension Benefit Guaranty Corporation ("PBGC") to grant a variance or exemption from the requirements of Section 4204(a)(1)(B) or (C) of ERISA and such variance or exemption is granted or in the event an exemption from such requirements is available under applicable law, rule or regulation and the Multiemployer Plan confirms that such exemption is applicable, then subparagraphs (ii) and (iii), other than this sentence, shall be void and not enforceable.

                  (d) Notwithstanding anything to the contrary set forth in subparagraphs (ii) and (iii) above, Buyer shall indemnify and hold harmless Dexter and the other members of the Dexter Group for all losses (including any secondary liability contemplated by subparagraph
         (c) above) which are incurred or become payable (A) as a result of the failure of Buyer to comply with the provisions of this Section 12.04(f) or (B) as a result of partial or complete withdrawal of Buyer from the Multiemployer Plan after the Closing Date. Either Buyer, on the one hand, or Dexter, on the other, shall promptly notify the other party of any demand for payment of withdrawal liability received by it from the Multiemployer Plan.

                  (e) In the event that Dexter and Buyer determine that the amount of Dexter's withdrawal liability to the Multiemployer Plan as of the Closing Date would have been zero, had Dexter withdrawn in a complete withdrawal from the Plan on the Closing Date, the foregoing provisions of this Section 12.02(f) shall be deemed to be of no further force and effect with respect to the Multiemployer Plan, and both Dexter and Buyer's rights and duties thereunder with respect to the Multiemployer Plan shall terminate, except that Buyer shall be entitled to a return of any monies deposited in escrow by it pursuant to the foregoing. Buyer and Dexter agree that they will make, execute and deliver to each other and to the Multiemployer Plan and the PBGC, without payment of any kind whatsoever, all documents and instruments which are reasonably required to effectuate the terms and conditions of this Article and to comply with the provisions of Section 4204 of ERISA and applicable PBGC Regulations thereunder.

         12.05 No Third Party Beneficiaries. This Article 12 is an agreement solely among Buyer and Dexter. Nothing in this Article 12, whether express or implied, confers upon any employee of Dexter or Buyer or any other person any rights or remedies, including, but not limited to, (i) any right to employment or recall, (ii) any right to continued employment for any specified period or
(iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.


                                   ARTICLE 13
                                   TERMINATION

         13.01 Rights to Terminate.

                  (a) This Agreement may be terminated at any time prior to the Closing by written Agreement of Dexter and Buyer.

                  (b) Buyer may terminate this Agreement by giving written notice to Dexter at any time after June 30, 1999 if the Closing shall not have occurred on or before June 30, 1999, by reason of the failure of any condition precedent under Article 10 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

                  (c) Dexter may terminate this Agreement by giving written notice to Buyer at any time after November 20, 1998 if the Closing shall not have occurred on or before November 20, 1998, by reason of the failure of any condition precedent under Article 11 (unless the failure results primarily from Dexter itself breaching any representation, warranty or covenant contained in this Agreement).

         13.02 Consequences of Termination. The termination of this Agreement in accordance with any of the provisions of Section 13.01 shall terminate all obligations of the parties hereunder (unless such termination results from a willful breach by a party of any covenant or agreement contained in this Agreement); provided, however, that the obligations of the parties under Sections 17.01, 17.02, 19.01, 19.02, 19.03 and 19.04 shall survive termination.


                                   ARTICLE 14
                             GENERAL INDEMNIFICATION

         14.01 Definitions. As used in this Article:

                  (a) "Damages" means any and all penalties, fines, damages, liabilities, losses or costs (including reasonable Litigation Expenses but excluding, in the case of Direct Claims only, consequential damages, punitive damages or damages for lost profits).

                  (b) "Direct Claims" means claims other than Third Party Claims. "Direct Claim" means one of the Direct Claims.

                  (c) "Litigation Expenses" means reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, any Direct Claim or Third Party Claim.

                  (d) "Third Party Claims" means any and all claims, demands, suits, actions or proceedings by any person or entity, other than members of the Buyer Group or the Dexter Group, which could give rise to a right of indemnification under this Article. "Third Party Claim" means one of the Third Party Claims.

         14.02 Dexter's Indemnification.

                  (a) Subject to the terms and limitations of this Article 14, Dexter shall indemnify Buyer, the other Buying Companies and other members of the Buyer Group against any Damages that are caused by or arise out of (i) the breach by any Selling Company of any of its covenants or agreements under any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty of Dexter set forth in Article 5, (iii) any of the Excluded Liabilities, or (iv) any Third Party Claims relating to the conduct of the Coatings Business prior to the Closing Date (including, without limitation, any Third Party claims identified on Schedules 5.07 or 5.11 to this Agreement), and
(v) any liability or obligation for the matters identified on Schedule 5.12 or referred to in Section 8.09.

                  (b) The representations and warranties of Dexter set forth in
Article 5 shall survive the Closing, notwithstanding any investigation by Buyer or the results thereof. Except with respect to claims of which Buyer shall have notified Dexter in writing prior to the expiration of the relevant time period as set forth below indicating with reasonable specificity the nature of such claims, the representations and warranties set forth in Article 5 shall expire and be of no further force and effect two years after the Closing, provided, however, that (i) the representations and warranties set forth in Sections 5.11,
5.14 and 5.17 shall survive until six months after the applicable statutes of limitations (including any extensions thereof) relating to the liabilities giving rise to such claims have expired; (ii) the representations and warranties set forth in Sections 5.22 and 5.23 shall survive for three years after the Closing, (iii) the representations and warranties set forth in Section 5.12 shall survive for 10 years after the Closing, and (iv) the representations and warranties set forth in Sections 5.01, 5.02 and 5.05 shall survive indefinitely.

                  (c) Except with respect to claims of which Buyer shall have notified Dexter in writing prior to the expiration of the relevant time period as set forth below indicating with reasonable specificity the nature of such claims, Dexter's obligation to indemnify Buyer, the other Buying Companies and other members of the Buyer Group for any Excluded Liabilities shall expire and be of no further force and effect two years after the Closing, provided, however, that (i) its obligation in respect of any employee, employee benefit plan or tax matters shall survive until six months after the applicable statutes of limitations (including any extensions thereof) relating to the liabilities giving rise to such claims have expired; (ii) its obligation in respect of any product warranty and product liability claims shall survive for three years after the Closing, and (iii) its obligation in respect of compliance with Environmental Laws (subject to Dexter's obligations set forth in Section 8.09) shall survive for 10 years after the Closing.

         14.03 Buyer's Indemnification.

                  (a) Subject to the terms and limitations of this Article, Buyer shall indemnify Dexter, the other Selling Companies and the other members of the Dexter Group against any Damages that are caused by or arise out of (i) the breach by any Buying Company of any of its covenants or agreements under any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty of Buyer set forth in Article 6, (iii) the failure of any Buying Company subsequent to the Closing to perform or fulfill its respective obligations under any contract, agreement or obligation included in the Acquired Liabilities, for which any member of the Dexter Group is or may be liable, as a guarantor or otherwise, (iv) any of the Acquired Liabilities and (v) any Third Party Claims relating to the conduct of the Coatings Business after the Closing Date.

                  (b) The representations and warranties of Buyer set forth in
Article 6 shall survive the Closing. Except with respect to claims Dexter has previously asserted against Buyer in writing setting forth with reasonable specificity the nature of such claims, the representations and warranties set forth in Article 6 shall expire and be of no further force and effect two years after the Closing.

         14.04 Limitations.

                  (a) Neither Buyer, nor any of the other Buying Companies or other members of the Buyer Group may assert any claim for indemnification under this Article (a "Buyers' Claim") with respect to (i) the breach of any representation or warranty in Article 5 (other than a breach of Section 5.14) or
(ii) any liability or obligation for the matters identified on Schedule 5.12, unless and until the aggregate amount of all such Buyers' Claims shall exceed US $1,500,000, and then only with respect to the excess of such aggregate Buyers' Claims over US $1,500,000. In no event shall the aggregate amount of Dexter's indemnification with respect to all such Buyers' Claims exceed US $25,000,000; provided, however, that this limit shall not apply to any claims arising in connection with the breach of any representation or warranty set forth in Sections 5.12 or 5.14.

                  (b) The dollar thresholds set forth in this Section have been negotiated for the special purpose of the provision to which they relate, and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

         14.05 Defense of Third Party Claims.

                  (a) Buyer shall, and shall cause the other Buying Companies and the other members of the Buyer Group to, notify Dexter in writing promptly after learning of any Third Party Claim for which any member of the Buyer Group intends to seek indemnification from the Dexter Group under this Agreement, or to have taken into account for purposes of determining whether or not the dollar thresholds in Section 14.04 have been met. Dexter shall, and shall cause the other Selling Companies and the other members of the Dexter Group to, notify Buyer in writing promptly after learning of any Third Party Claim for which any member of the Dexter Group intends to seek indemnification from the Buyer Group under this Agreement. It shall be a necessary condition of any claim by any entity for indemnification under this Agreement with respect to any Third Party Claim, or for such Third Party Claim to be taken into account for purposes of determining whether or not the dollar thresholds in Section 14.04 have been met, that the entity seeking indemnification or to have such claim taken into account (the "Claimant") notify Dexter on behalf of the Dexter Group, if the Claimant is a member of the Buyer Group, or Buyer on behalf of the Buyer Group, if the Claimant is a member of the Dexter Group, prior to the time when the notice recipient's ability to contest the Third Party Claim would be materially impaired by lack of notice. The failure of the Buyer Group to give such notice of a Third Party Claim shall not relieve the Dexter Group of any indemnification responsibility under this Article 14, unless such failure adversely prejudices the ability of the Dexter Group to defend such Third Party Claim. The failure of the Dexter Group to give such notice of a Third Party Claim shall not relieve the Buyer Group of any indemnification responsibility under this Article 14, unless such failure adversely prejudices the ability of the Buyer Group to defend such Third Party Claim.

                  (b) Except as otherwise provided in Section 14.05(d), Dexter, or any other member of the Dexter Group, may undertake the defense of a Third Party Claim of which the Buyer Group has notified Dexter, by notice to Buyer not later than 60 calendar days after receipt by Dexter of the Buyer Group's notice of the claim. Failure on the part of the Dexter Group to so notify Buyer that it will undertake such defense shall be deemed to be a waiver of the Dexter Group's right to undertake such defense. If the Dexter Group undertakes the defense of any Third Party Claim, then it shall control the investigation and defense thereof, except that the Dexter Group shall not require any member of the Buyer Group, without Buyer's prior written consent, to take or refrain from taking any action in connection with such Third Party Claim that Buyer reasonably considers to be against its interest, nor shall the Dexter Group, without the prior written consent of Buyer, consent to any settlement that requires any member of the Buyer Group to make any payment that is not fully indemnified under this Agreement or taken into account under Section 14.04; and subject to the Dexter Group's control rights, the Buyer Group may participate in such investigation and defense, at its own expense. If the Dexter Group does not undertake the defense of a Third Party Claim, then except as otherwise provided in Section 14.05(d), the Buyer Group shall control such investigation and defense, except that the Buyer Group shall not require a member of the Dexter Group, without Dexter's prior written consent, to take or refrain from taking any action in connection with such Third Party Claim that Dexter reasonably considers to be against its interest, nor shall the Buyer Group, without the prior written consent of Dexter, consent to any settlement; and subject to the Buyer Group's control rights, the Dexter Group may participate in such investigation and defense, at its own expense.

                  (c) Except as otherwise provided in Section 14.05(d), Buyer, or any other member of the Buyer Group, may undertake the defense of a Third Party Claim that the Dexter Group has notified Buyer of, by notice to Dexter not later than 60 calendar days after the receipt by Buyer of the Dexter Group's notice of the claim. Failure on the part of the Buyer Group to so notify Dexter that it will undertake such defense shall be deemed to be a waiver of the Buyer Group's right to undertake such defense. If the Buyer Group undertakes the defense of any Third Party Claim, then it shall control such investigation and defense, except that the Buyer Group shall not require any member of the Dexter

Group, without Dexter's prior written consent, to take or refrain from taking any action in connection with such Third Party Claim that Dexter reasonably considers to be against its interest, nor shall the Buyer Group, without Buyer's prior written consent of Dexter, consent to any settlement that requires any member of the Dexter Group to make any payment that is not fully indemnified under this Agreement; and subject to the Buyer Group's control rights, the Dexter Group may participate in such investigation and defense, at its own expense. If the Buyer Group does not undertake the defense of a tendered Third Party Claim, then except as otherwise provided in Section 14.05(d), the Dexter Group shall control such investigation and defense, except that the Dexter Group shall not require a member of the Buyer Group, without Buyer's prior written consent, to take or refrain from taking any action in connection with such Third Party Claim that Buyer reasonably considers to be against its interest, nor shall the Dexter Group, without the prior written consent of Buyer, consent to any settlement; and subject to the Dexter Group's control rights, the Buyer Group may participate in such investigation and defense, at its own expense.

                  (d) If there is a material conflict of interest between the Dexter Group and the Buyer Group with respect to a Third Party Claim, then neither group shall be entitled to assume the defense thereof. In such event the Buyer Group and the Dexter Group shall each be entitled to conduct its own investigation and defense, but the parties shall cooperate to conduct such investigation and defense as efficiently as possible. If a member of the Dexter Group is required to indemnify the Buyer Group with respect to such Third Party Claim, then it shall pay the reasonable attorneys' fees and expenses of one individual or firm representing the Buyer Group with respect thereto. If a member of the Buyer Group is required to indemnify the Dexter Group with respect to such Third Party Claim, then it shall pay the reasonable attorneys' fees and expenses of one individual or firm representing the Dexter Group with respect thereto.

                  (e) Buyer shall, and shall cause the other Buying Companies and the other members of the Buyer Group to, and Dexter shall, and shall cause the other Selling Companies and the other members of the Dexter Group to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them that relate to any Third Party Claim, and otherwise cooperate, including making relevant personnel available, as may reasonably be required in connection with the investigation and defense thereof.

         14.06 No Consequential or Lost Profit Damages for Direct Claims. No party to this Agreement, nor any other member of the Dexter Group or the Buyer Group, shall seek or be entitled to consequential damages, punitive damages or damages for lost profits with respect to any Direct Claim.

                                   ARTICLE 15
                         COOPERATION IN VARIOUS MATTERS

         15.01 Mutual Cooperation. After the Closing, each party to this Agreement shall, and shall cause its respective Subsidiaries to, cooperate with each other party and its Subsidiaries as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the Coatings Business. Such cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees.

         15.02 Preservation of Buyer's Files and Records. For a period of 10 years after the Closing, Buyer shall, and shall cause the other Buying Companies and the other members of the Buyer Group to, preserve all files and records in their possession relating to the Coatings Business prior to the Closing, allow the Dexter Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any thereof, except that at any time after the Closing, any member of the Buyer Group may give Dexter written notice of its intention to dispose of any records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Dexter Group may, within a period of sixty days after Dexter's receipt of any such notice, notify Buyer of the Dexter Group's desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such a notice from a member of the Dexter Group, deliver to such member of the Dexter Group, at the Dexter Group's expense, the items which the Dexter Group has elected to retain.

         15.03 Preservation of Dexter's Files and Records. For a period of 10 years after the Closing, Dexter shall, and shall cause the other Selling Companies and the other members of the Dexter Group to, preserve all files and records in their possession relating to the Coatings Business prior to the Closing, allow the Buyer Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any thereof, except that at any time after the Closing, any member of the Dexter Group may give Buyer written notice of its intention to dispose of any records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Buyer Group may, within a period of 60 days after receipt of any such notice, notify Dexter of the Buyer Group's desire to retain one or more of the items to be disposed of. Dexter shall, upon receipt of such a notice from a member of the Buyer Group, deliver to such member of the Buyer Group, at the Buyer Group's expense, the items which the Buyer Group has elected to retain.


                                   ARTICLE 16
                              POST-CLOSING MATTERS

         16.01 Post-Closing Transfers. (a) In the event that on the Date, the ROFO Right with respect to a Dexter Coatings Joint Venture Company is still unexercised or unconsummated in accordance with its terms, the purchase and sale of the Shares of such Dexter Coatings Joint Venture Company shall take place on the date which is three Business Days after such ROFO Right is waived, expired or otherwise terminated in accordance with its terms or by agreement of the parties thereto (each, a "Deferred Closing").

                  (b) At each Deferred Closing, each of Dexter and Buyer will deliver to the other all such payments, instruments or documents required to be delivered pursuant to the terms of Article 3 of this Agreement with respect to the sale of the Shares of such Dexter Coatings Joint Venture Company.

                  (c) From and after the Closing, each of Dexter and Buyer shall continue to use their respective reasonable best efforts to consummate the purchase and sale of the Shares of the Dexter Coatings Joint Venture Companies, to the extent not consummated at Closing.

                  (d) Until such time as a Deferred Closing occurs, (i) the Local Purchase Price of any Dexter Coatings Joint Venture Company the Shares of which were not transferred to a member of the Buyer Group at Closing shall be excluded from the amount paid by the Buying Companies to the Selling Companies for the Coatings Business; and (ii) the Net Worth of any Dexter Coatings Joint Venture Company the Shares of which were not transferred to a member of the Buyer Group at Closing shall be excluded from the calculation of the Closing Amount (and a corresponding adjustment will be made to the Base Amount).

         16.02 Renewal of Guaranteed Items. Without the prior written consent of the Treasurer or any Assistant Treasurer of Dexter, Buyer shall not, and Buyer shall cause the other members of the Buyer Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any lease, contract or other obligation for which Dexter or any other member of the Dexter Group is or may be liable, as guarantor, original tenant, primary obligor, or otherwise, unless all obligations of the Dexter Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Dexter.

         16.03 Payment and Discharge of Certain Intercompany Liabilities. At Dexter's request at any time and from time to time after the Closing, Buyer shall promptly reimburse Dexter for any amounts paid directly by Dexter to third parties after the Closing in discharge of any liabilities that shall have been taken into account in determining the Closing Amount; provided, however, that Dexter shall not make any such direct payment without the prior written consent of

Buyer and shall provide reasonable documentation to Buyer evidencing the discharge of such liabilities.

         16.04 Use of "Dexter" Name. After the Closing Buyer shall have no right to use the "Dexter" name except to the extent that such name or any portion thereof is incorporated in any of the trademarks listed in the Schedule to
Section 5.13. Buyer shall, and shall cause the other Buying Companies and any other member of the Buyer Group not to, refer (other than in response to unsolicited inquiries or in announcements of the occurrence of the Closing) to their respective businesses as formerly being owned by or associated with any member of the Dexter Group, except that for a period of six months after the Closing, Buyer and the other Buying Companies shall have the right to (i) use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Acquired Assets as of the Closing, or have been ordered prior to the Closing for use in the Coatings Business, but only to the extent that it is not practicable to remove or cover up the "Dexter" name, and
(ii) indicate to customers that products offered and sold by Buyer were formerly sold under the respective product designations employed by Dexter. Buyer shall, and shall cause the other Buying Companies to use reasonable efforts to minimize such usage and to discontinue it as soon as practicable after the Closing.

         16.05 Dexter's Covenant Not to Compete.

                  (a) For a period of five years after the Closing Date, no member of the Dexter Group shall engage, directly or indirectly, in the Coatings Business in those countries where the Coatings Business currently operates; except that nothing in this Section shall prohibit the Dexter Group from (a) continuing to own shares of one or more of the Dexter Coatings Joint Venture Companies in accordance with the provisions of this Agreement; (b) owning up to 5% of the outstanding voting securities of any publicly traded entity; or (c) from acquiring any business that manufactures and sell products that compete with the products manufactured and sold by the Coatings Business (a "Competitive Business") if, in the year prior to such acquisition, the net sales of such products by such Competitive Business were less than 10% of the acquired Competitive Business. The Dexter Group may acquire a Competitive Business that exceeds the foregoing thresholds; provided, however, that if such an acquisition of a Competitive Business by the Dexter Group occurs, Buyer shall have the right
(i) at its option to purchase such Competitive Business at a price to be negotiated which, if the parties are unable to reach agreement within 30 days, will be established by independent appraisal or (ii) Buyer shall have the right to require the Dexter Group to divest such Competitive Business within one year after the date of the Dexter Group's acquisition of the Competitive Business.

         (b) For a period of five years commencing on the fifth anniversary of the Closing Date and ending on the tenth anniversary of the Closing Date, no member of the Dexter Group shall engage, directly or indirectly, in the Coatings

Business in those countries where the Coatings Business currently operates; except that nothing in this Section shall prohibit the Dexter Group from (a) owning up to 5% of the outstanding voting securities of any publicly traded entity; or (b) from acquiring any business that manufactures and sell products that compete with the products manufactured and sold by the Coatings Business (a "Competitive Business") if, in the year prior to such acquisition, the net sales of such products by such Competitive Business were less than 50% of the acquired Competitive Business. The Dexter Group may acquire a Competitive Business that exceeds the foregoing thresholds; provided, however, that if such an acquisition of a Competitive Business by the Dexter Group occurs, Buyer shall have the right
(i) at its option to purchase such Competitive Business at a price to be negotiated which, if the parties are unable to reach agreement within 30 days, will be established by independent appraisal or (ii) Buyer shall have the right to require the Dexter Group to divest such Competitive Business within one year after the date of the Dexter Group's acquisition of the Competitive Business.
         (c) In consideration of the Dexter Groups' obligations set forth in Sections 16.05(a) and 16.05(b), Buyer shall pay to Dexter at the Closing the sum of $10,000,000 (the "Non-Compete Payment").

         16.06 Insurance. With respect to any loss, liability or damage suffered after the Closing Date relating to, resulting from or arising out of the conduct of the Coatings Business on or prior to the Closing Date for which Dexter or any other member of the Dexter Group would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of the Dexter Group, in respect of the Coatings Business ("Insurance"), at the request of Buyer, Dexter will use its reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such Insurance covering such loss, liability or damage if Buyer is not itself entitled to assert such claim, but if Dexter or another member of the Dexter Group is so entitled, provided that all of Dexter's and the other members of the Dexter Group's out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 16.06, are, at the option of the entity incurring such costs and expenses, paid in advance or promptly reimbursed by Buyer; provided, however, that, effective as of the Closing Date, Dexter may in its sole discretion terminate or otherwise discontinue any policy of Insurance. To the extent required under the terms of insurance to give effect to the foregoing, Dexter will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance; provided, however, that (a) Buyer's obligations under Section 14.03 will not be affected by the provisions of this Section 16.06 and (b) with respect to any claim made by Dexter under any Insurance pursuant to this Section 16.06, Buyer will indemnify, defend and hold harmless Dexter and each of its Subsidiaries and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any loss, liability or damage relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, or retroactive or retrospective premium resulting from claims made under this
Section 16.06 or other like arrangement by which any such entity, including without limitation any captive insurance company, retains any liability or obligation under any such policy of Insurance or otherwise.

         16.07 Intercompany Agreements. All contracts, licenses, agreements, commitments or other arrangements between Dexter (or any other member of the Dexter Group) and any of the Dexter Coatings Companies, whether written or oral, and whether express or implied, pursuant to which Dexter (or any other member of the Dexter Group) provides management, administrative, legal, financial, accounting, data processing, insurance, technical support, or other services to the Coatings Business, or the use of any assets of any member of the Dexter Group, or pursuant to which rights, privileges or benefits are accorded to the Coatings Business as a unit of the Dexter Group, shall terminate as of the Closing. After the Closing, none of the Buying Companies shall have any rights under any similar contract, license, agreement, commitment or arrangement with Dexter (or any other member of the Dexter Group) except rights under the Ancillary Agreements.

         16.08 Dexter SAS. Dexter has entered into an agreement to acquire 6,687 shares (the "Minority Shares") of Dexter SAS, a French company, presently owned by SNPE, a copy of which agreement has been provided to Buyer. Dexter shall retain all liability under said agreement to pay for the shares acquired from SNPE, and to transfer all right, title and interest in said shares to Buyer as soon as practicable after it receives them from SNPE, but not prior to the Closing Date. If Dexter does not acquire the Minority Shares on or before the Closing Date, the Total Purchase Price shall be reduced by an amount in U. S. dollars equal to 4,193,000 French Francs. If and when Dexter acquires the Minority Shares after the Closing Date, the Total Purchase Price shall be increased by the amount it was decreased on the Closing Date, and Buyer shall promptly pay to Dexter, via wire transfer, such increased amount.


                                   ARTICLE 17
                               EXPENSES AND TAXES

         17.01 Buyer's Expenses. Subject to the following sentence, Buyer shall pay and indemnify Dexter and the other Selling Companies against all expenses incurred by or on behalf of the Buying Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of brokers, finders, agents, representatives, counsel and accountants.

Dexter shall pay the fees of PricewaterhouseCoopers LLP arising in connection with an audit to be performed by PricewaterhouseCoopers LLP of the Annual Financial Statements of the Coatings Business, which audit is required in order for Buyer to prepare and file a report on Form 8-K with the U.S. Securities and Exchange Commission in connection with the transactions contemplated by this Agreement; provided, however, that Dexter shall not be required to pay said fees of PricewaterhouseCoopers LLP unless and until said fees exceed $75,000.

         17.02 Dexter's Expenses. Dexter shall pay and indemnify Buyer and the other Buying Companies against all expenses incurred by or on behalf of the Selling Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of brokers, finders, agents, representatives, counsel and accountants.

         17.03 Transfer Taxes. Buyer shall pay and indemnify the Dexter Group against any sales, value added, transfer, gross receipts, excise, recording, registration and similar taxes and any filing fees applicable to the transfer to the Buying Companies of the Acquired Assets pursuant to this Agreement imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a unitary, combined or other basis and all related interest, additions to the tax and penalties thereon.

         17.04 VAT. Buyer, Dexter and the Selling Companies agree that the sale of assets in the United Kingdom constitutes the transfer of a going concern for the purposes of section 49 VAT Act 1994. The Selling Companies warrant that they will, from the date of this Agreement until the Closing, continue to use the assets for the same business as before the date of this Agreement, and that they have not exercised the election to waive exemption from VAT in relation to the Property under paragraph 2(I) Schedule 10 VAT Act 1994 and shall not do so before Closing. Buyer warrants that it intends to and will, after Closing, continue to use the assets for the same kind of business as did Selling Companies prior to Closing. The price is exclusive of VAT, if any. Buyer shall pay the Selling Companies VAT in addition to the price or any part thereof if Customs & Excise direct that the sale is not a transfer of a going concern. Unless the Selling Companies have first obtained the consent of Customs & Excise pursuant to section 49(1)(b) VAT Act 1994, the Selling Companies shall, at Closing, deliver to the Buyer the records referred to in the said statutory provision.


                                   ARTICLE 18
                                     NOTICES

         18.01 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally, by reputable overnight courier service, by telephone facsimile transmission (as evidenced by a confirmed receipt), or by first-class, postage prepaid, registered or certified mail, addressed as follows:

         If to Dexter or any of the other Selling Companies:

         Dexter Corporation
         One Elm Street
         Windsor Locks, CT 06096
         Attention: General Counsel
         Facsimile: (860) 292-7669
         If to Buyer or any of the other Buying Companies:

         The Valspar Corporation
         1101 South Third Street
         Minneapolis, Minnesota 55415
         Attention: General Counsel
         Facsimile: (612) 375-7313

         with a copy to:

         Dorsey & Whitney LLP
         Pillsbury Center South
         220 South Sixth Street
         Minneapolis, Minnesota 55402
         Attention: Steven C. Nelson
         Facsimile: (612) 340-8827

Buyer or any of the other Buying Companies may change the address to which such communications are to be directed to it by giving written notice to Dexter in the manner provided above. Dexter or any of the other Selling Companies may change the address to which such communications are to be directed to it by giving written notice to Buyer in the manner provided above.


                                   ARTICLE 19
                                     GENERAL

         19.01 Entire Agreement. The Transaction Documents, including, but not limited to this Agreement, including the Exhibits and Schedules hereto, set forth the entire agreement and understanding of the parties and related persons with respect to the subject matter hereof and supersede all prior agreements, arrangements and understandings relating thereto, except for the Confidentiality Agreement. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any related person which is not set forth in this Agreement or the Transaction Documents.

         19.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

         19.03 Submission to Jurisdiction. Buyer shall, and Buyer shall cause each other Buying Company and Dexter shall, and Dexter shall cause each other Selling Company to irrevocably submit in any suit, action or proceeding arising out of or relating to any of the Transaction Documents to which it is or will be a party, or any of its obligations thereunder, to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in New York County, and waives any and all objections to such jurisdiction that it may have under the laws of the State of New York or any other jurisdiction, except to the extent that any Transaction Document specifically provides that a particular dispute is to be referred to a court in another jurisdiction or to arbitration.

         19.04 Governing Language. This Agreement has been executed and delivered in a text using the English language, which text, despite any translation into another language, shall be controlling.

         19.05 Successors. This Agreement shall be assignable by Buyer only with the prior consent of Dexter, and by Dexter only with the prior consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         19.06 Amendments and Waivers. This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by all parties, or in the case of a waiver, by the party waiving compliance. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

         19.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

         19.08 Captions. The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions thereof.

         IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.


                                       DEXTER CORPORATION


                                       By:______________________________

                                       Name:____________________________

                                       Title:____________________________



                                       THE VALSPAR CORPORATION


                                       By:______________________________

                                       Name:____________________________

                                       Title:____________________________

                       DEXTER COATINGS BUSINESS PURCHASE
                           AND SALE AGREEMENT EXHIBIT


EXHIBIT A     List of Selling Companies, Dexter Coatings Stock Companies and
              Dexter Coatings Joint Venture Companies

                               FIRST AMENDMENT TO
                            DEXTER COATINGS BUSINESS
                           PURCHASE AND SALE AGREEMENT

         This First Amendment dated the 26 day of February, 1999, by and between Dexter Corporation, a Connecticut corporation ("Dexter") and The Valspar Corporation, a Delaware corporation ("Buyer")

                                   WITNESSETH:

         WHEREAS, Dexter and Buyer are parties to that certain agreement dated August 21, 1998 and entitled "Dexter Coatings Business Purchase and Sale Agreement" (the "Purchase Agreement").

         WHEREAS, in order to enable the transactions contemplated by the Purchase Agreement to be consummated on a mutually satisfactory basis, the parties have agreed to certain additional terms as hereinafter provided.

         WHEREAS, all terms used herein in capitalized form which are defined in the Purchase Agreement shall have the same meanings as in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Dexter and Buyer hereby agree as follows:

                                    ARTICLE 1
                        AMENDMENTS TO PURCHASE AGREEMENT

         1.01 Reduction of Total Purchase Price. Section 2.02 of the Purchase Agreement is amended by replacing the figure "US $212,000,000" in subsection (a) thereof with the figure "US $206,000,000".

         1.02 Local Purchase Price Adjustments. Exhibit D of the Purchase Agreement is amended as follows:

               (a) the figure "$_________" opposite Brazil is replaced with the figure "$_________";

               (b) the figure "$_________" opposite "Austria (Canstoll)" is replaced with the figure "$_________"; and

               (c) the figure "$_________" opposite "US (incl. CNC)" is replaced with the figure "$_________".

                                    ARTICLE 2
                       RELATIONSHIP TO PURCHASE AGREEMENT

         2.01 Integration. This First Amendment shall constitute an integral part of the Purchase Agreement.

         2.02 General Provisions. The provisions of Article 19 of the Purchase Agreement will apply to this First Amendment as if restated in their entirety herein.

         IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.

DEXTER CORPORATION                          THE VALSPAR CORPORATION


BY: ____________________________            BY: ____________________________
NAME: __________________________            NAME: __________________________
TITLE: _________________________            TITLE: _________________________